Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

TRANSDIGM GROUP INCORPORATED,

HOOK ACQUISITION SUB INC.

and

BREEZE-EASTERN CORPORATION

Dated as of November 18, 2015

Table of Contents

ARTICLE 1 THE OFFER	3

1.1 The Offer	3

1.2 Company Action	6

ARTICLE 2 THE MERGER	8

2.1 The Merger	8

2.2 Effective Time	8

2.3 Effects of the Merger	9

2.4 Certificate of Incorporation and Bylaws	9

2.5 Directors and Officers of the Surviving Corporation	9

2.6 Merger Without Vote of Stockholders	9

ARTICLE 3 MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES	10

3.1 Conversion of Capital Stock	10

3.2 Payment	10

3.3 Company Stock Options and Restricted Stock	13

3.4 Withholding Rights	14

3.5 Appraisal Rights	14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	15

4.1 Organization and Standing	15

4.2 Corporate Power and Authority	15

4.3 Conflicts; Consents and Approval	15

4.4 Financing	16

4.5 Ownership of Merger Sub; No Prior Activities	17

4.6 Absence of Certain Arrangements	17

4.7 Information Supplied	17

4.8 Legal Proceedings	17

4.9 Ownership of Company Common Stock	17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18

5.1 Organization and Standing	18

5.2 Subsidiaries	18

5.3 Corporate Power and Authority	18

i

5.4 Capitalization of the Company	19

5.5 Conflicts; Consents and Approvals	20

5.6 Brokerage and Other Fees	20

5.7 The Company SEC Documents	21

5.8 Offer Documents; Schedule 14D-9	23

5.9 Compliance with Law	23

5.10 Litigation	25

5.11 No Material Adverse Effect; Ordinary Course Operations	25

5.12 Taxes	25

5.13 Intellectual Property	27

5.14 Real Property	30

5.15 Title to and Condition of Properties	31

5.16 Employee Benefit Plans	31

5.17 Contracts	34

5.18 Labor Matters	35

5.19 Undisclosed Liabilities	36

5.20 Permits; Compliance	36

5.21 Environmental Matters	36

5.22 Government Contracts	38

5.23 Opinion of Financial Advisor	40

5.24 Board Recommendation; Section 251(h) Matters	40

5.25 Takeover Laws	41

5.26 Insurance	41

5.27 Product Warranty; FAA Service Bulletins; Air Worthiness Directives	41

5.28 Customers	42

5.29 Affiliate Transactions	42

5.30 No Other Representations and Warranties	42

ARTICLE 6 COVENANTS OF THE PARTIES	43

6.1 Mutual Covenants	43

6.2 Covenants of Parent	46

6.3 Covenants of the Company	50

ARTICLE 7 CONDITIONS	61

7.1 Conditions to the Obligations of Each Party	61

ii

ARTICLE 8 TERMINATION AND AMENDMENT	61

8.1 Termination	61

8.2 Effect of Termination	62

8.3 Termination Fee	63

8.4 Amendment	64

8.5 Extension; Waiver	64

ARTICLE 9 MISCELLANEOUS	64

9.1 Survival of Representations and Warranties	64

9.2 Notices	65

9.3 Interpretation	66

9.4 Other Definitions	68

9.5 Counterparts	68

9.6 Entire Agreement	68

9.7 Third-Party Beneficiaries	68

9.8 Governing Law	69

9.9 Consent to Jurisdiction; Venue.	69

9.10 Waiver of Jury Trial	69

9.11 Assignment	69

9.12 Expenses	70

9.13 Severability	70

9.14 Specific Performance	70

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this Agreement) is dated as of November 18, 2015, by and among TransDigm Group Incorporated, a Delaware corporation (Parent), Hook Acquisition Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (Merger Sub), and Breeze-Eastern Corporation, a Delaware corporation (the Company). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Section 9.3 and in the Sections of this Agreement indicated on Annex B hereto.

PRELIMINARY STATEMENTS

A. It is proposed that, upon the terms and subject to the conditions of this Agreement, Merger Sub will make a cash tender offer (the Offer) to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the Company Common Stock) for the Per Share Amount (defined below), without interest.

B. It is proposed that, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the DGCL), following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the Merger), pursuant to which each share of the Company Common Stock that is not tendered and accepted pursuant to the Offer (other than (i) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company or their respective wholly owned subsidiaries and (ii) any Dissenting Shares) will be converted into the right to receive the Merger Consideration, all as more fully provided below.

C. It is proposed that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer and upon the terms and conditions set forth in this Agreement.

D. As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company Stockholders are entering into tender and support agreements with Parent and Merger Sub (the Support Agreements), in substantially the form attached as Exhibit A hereto pursuant to which, among other things, each such stockholder has agreed to tender shares of Company Common Stock (totaling, in the aggregate, approximately 55% of the outstanding shares of Company Common Stock) to Merger Sub in the Offer.

E. The Board of Directors of the Company (the Company Board) has unanimously determined the Offer and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders (the Company Stockholders), has approved and adopted this Agreement and the Transactions and has resolved to recommend that the Company Stockholders accept, and tender all of their shares of Company Common Stock into, the Offer.

F. An authorized committee of the Board of Directors of Parent and the Board of Directors of Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously determined the Offer and the Merger to be advisable and fair to, and in the best interests of, their respective stockholders, and have approved and adopted this Agreement and the Transactions.

G. Parent will cause the sole direct stockholder of Merger Sub to approve and adopt this Agreement by written consent immediately following its execution.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

THE OFFER

1.1	The Offer

(a)	Subject to the terms and conditions herein, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the Exchange Act)) a cash tender offer to purchase all of the issued and outstanding shares of the Company Common Stock for $19.61 U.S. Dollars per share of Company Common Stock (such amount, or any greater amount per share of Company Common Stock paid pursuant to the offer, the Per Share Amount and such offer, as it may be amended from time to time pursuant to the terms hereof, the Offer) no later than ten (10) Business Days after the date hereof. Subject to satisfaction or, if permitted hereunder, waiver of the Tender Offer Conditions (as defined below) and the terms and conditions hereof, Parent shall cause Merger Sub to irrevocably accept for purchase, and Merger Sub shall irrevocably accept for purchase, all shares of the Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer as soon as practicable (and in any event not more than the fourth (4th) Business Day) following the Expiration Date (as defined below). Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company unless and until this Agreement is terminated in accordance with Section 8.1.

(b)

The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for purchase, purchase, and pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall only be subject to the satisfaction or, if permitted hereunder, waiver pursuant to the terms hereof of (i) the condition (the Minimum Condition) that the number of shares of Company Common Stock validly tendered and not withdrawn prior to the Expiration Date (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), when added to any shares of Company Common Stock already owned by Parent or any of its subsidiaries, if any, shall be at least a majority of the shares of Company Common Stock then outstanding on a fully-diluted basis (assuming the exercise of all options and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof, but excluding any Company Stock Options the holders of which have, as of the Acceptance Date, entered into the option cancellation agreements described in Section 3.3(a)) and (ii) the other conditions set forth in Annex A hereto (the conditions described in clauses (i) and (ii) are collectively referred to as the Tender Offer Conditions). The Tender Offer

Conditions are for the sole benefit of Parent and Merger Sub, and Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the Per Share Amount payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that without the prior written consent of the Company no change may be made that decreases the Per Share Amount (except as provided in Section 1.1(h)), changes the form of consideration payable in the Offer, imposes conditions to the Offer in addition to the Tender Offer Conditions, decreases the number of shares of Company Common Stock subject to the Offer, reduces the time period during which the Offer shall remain open, or modifies, amends or supplements the Offer or the Tender Offer Conditions in any manner adverse to the Company Stockholders.

(c)	Upon the terms and subject to the conditions thereof, the Offer shall remain open until at least midnight, New York City time, on the later of (i) the twentieth (20th) Business Day (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) following commencement (determined in accordance with Rule 14d-2 under the Exchange Act) of the Offer and (ii) the second (2nd) Business Day following the Solicitation Period End Date (the Initial Expiration Date), unless the Initial Expiration Date has been extended pursuant to, and in accordance with, the provisions of Section 1.1(d) or as required by Applicable Law or the interpretations of the Securities and Exchange Commission (the SEC) (the Initial Expiration Date, or such the later time and date on which the Initial Expiration Date has been extended pursuant to, and in accordance with, this Agreement, the Expiration Date).

(d)

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, except the last sentence of this Section 1.1(d), unless this Agreement shall have been terminated in accordance with Section 8.1, (i) Merger Sub shall extend the Offer for any period required by any Applicable Law, or any rule, regulation, interpretation or position of the SEC or its staff or the NYSE MKT in any such case that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Merger Sub shall extend (and re-extend) the Offer and its Expiration Date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to ten (10) Business Days each, or for such longer period as the parties may agree, in order to permit the satisfaction of all of the Tender Offer Conditions; provided, however, that if, at any Expiration Date the only Tender Offer Condition that is not satisfied or waived is the Minimum Condition, then Merger Sub shall not be required to extend the Offer for more than two subsequent extension periods after the first such Expiration Date of ten (10) Business Days each, or for such longer period as the parties may agree. Merger Sub may, in its sole discretion, following the Acceptance Date, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents (as defined below) may, in Merger Sub’s sole discretion, provide for such a right; provided, however, that Merger Sub shall not commence any “subsequent offering period” after the Acceptance Date if the Merger can be effected pursuant to Section 251(h) of the DGCL. Notwithstanding the above, in no event shall Merger Sub be required to extend the Offer beyond the Offer Outside Date or so extend the Offer without the consent of the Company.

(e)	In the event that this Agreement is terminated pursuant to Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one Business Day of such termination), irrevocably and unconditionally terminate the Offer and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holder thereof.

(f)	Subject to the terms and conditions of this Agreement and the Offer, Merger Sub (or Parent on Merger Sub’s behalf) shall irrevocably accept for purchase and pay for all shares of Company Common Stock validly tendered and not withdrawn as soon as practicable after the Expiration Date (the time and date of the acceptance for purchase, the Acceptance Date). If the Per Share Amount (or any portion thereof) is to be paid to a person other than the person in whose name the tendered shares of Company Common Stock not represented by certificates (Book Entry Shares) or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the Certificates) are registered, the amount of any stock transfer or other similar taxes (whether imposed on the registered holder(s), or such other person, or otherwise) payable on account of such issuance or transfer shall be deducted from the Per Share Amount payable, unless evidence satisfactory to Merger Sub of the payment of such taxes or exemption therefrom is submitted. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon providing an indemnity reasonably satisfactory to Parent and Merger Sub, Merger Sub will pay the Per Share Amount deliverable in respect of the shares of Company Common Stock that were evidenced by the lost, stolen or destroyed Certificate. No interest or dividends shall be paid or accrued on any portion of the Per Share Amount.

(g)

As promptly as practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the Schedule TO) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the Offer to Purchase), form of the related letter of transmittal, summary advertisement and any other ancillary documents pursuant to which the Offer will be made (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the Offer Documents). Merger Sub shall cause the Offer Documents to be disseminated to Company Stockholders as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the applicable requirements of federal securities laws. Each of Parent, Merger Sub, and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to use reasonable best efforts to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Company Stockholders, in each case in all material respects as required by applicable federal securities laws. The Company shall promptly furnish to Merger Sub and Parent all information concerning the Company that is required or reasonably requested by Merger Sub or Parent in connection with their obligations relating to the Offer Documents or any action contemplated by this Section 1.1(g). Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. In addition, Parent and Merger Sub agree to (i) provide the Company and its counsel with any written comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, (ii) unless there has been a Change of Recommendation, provide a reasonably detailed description of any oral comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and (iii) unless there has been a Change of Recommendation, provide the Company and its counsel a reasonable opportunity to review and comment on any written response to such comments or any proposed amendment to the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall use reasonable best efforts to respond promptly to any such SEC comments.

(h)	If, between the date of this Agreement and the Acceptance Date, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction, the Per Share Amount applicable to such shares of Company Common Stock shall be adjusted to the extent appropriate; provided, however, that this Section 1.1(h) shall not affect or supersede the provisions of Section 6.3(a).

1.2	Company Action

(a)	The Company consents to and approves the Offer pursuant to the terms of this Agreement, subject to Section 6.3(c). The Company further consents to the inclusion in the Offer Documents of the Company Board Recommendation.

(b)

Promptly following the filing of the Schedule TO by Merger Sub, the Company shall file with the SEC and disseminate to the Company Stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, the Schedule 14D-9) containing (i) except as provided in Section 6.3(c), the Company Board

Recommendation, (ii) the notice and other information required by Section 262(d)(2) of the DGCL, such that the Schedule 14D-9 will constitute a valid notice of appraisal rights under Section 262(d)(2) of the DGCL, and (iii) the opinion of the financial advisors referenced in Section 5.23 and a fair summary of the financial analysis conducted by such financial advisor in accordance with all Applicable Law. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO shall be filed with the SEC, and in any event cause it to be filed no later than two (2) Business Days thereafter. The Company shall cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the federal securities laws. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become inaccurate or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Company Stockholders, in each case in all material respects as required by applicable federal securities laws; provided that any such filing or dissemination of the corrected Schedule 14D-9 shall not, without the prior written consent of Parent, waive, extend or restart the notice period for purposes of Section 262(d)(2) of the DGCL. Parent or Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC and shall give reasonable and good faith consideration to any comments made by the Parent and Merger Sub and their counsel. In addition, the Company agrees to (i) provide Parent, Merger Sub and their counsel with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) unless there has been a Change of Recommendation, provide Parent, Merger Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) unless there has been a Change of Recommendation, provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on any written response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall use reasonable best efforts to respond promptly to any such SEC comments.

(c)

In connection with the Offer, the Company shall within two (2) Business Days after the date hereof, furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Merger Sub mailing labels containing the names and addresses of all record Company Stockholders and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Merger Sub such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to Company Stockholders as Parent or Merger Sub may reasonably request, all at Parent’s expense. Subject to the requirements of Applicable Law and the rules of NYSE MKT, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, the Transactions). If the Offer is terminated or if this Agreement shall be terminated, Merger Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company or destroy (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control. The term Representatives means the officers, directors, employees, partners, members, managers, agents, advisors, subsidiaries, affiliates or representatives of a party.

(d)	The Company shall register (and shall instruct its transfer agent to register) the transfer of the shares of Company Common Stock accepted for payment by Merger Sub effective immediately after the Acceptance Date.

ARTICLE 2

THE MERGER

2.1	The Merger

On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2	Effective Time

As promptly as possible after the Closing on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by: (i) filing with the Secretary of State of the State of Delaware (the Delaware Secretary of State) a certificate of merger (the Certificate of Merger) in such form as is required by and executed in accordance with the DGCL, and (ii) making all other filings or recordings required by Applicable Law or under the DGCL in order to consummate the Merger. The Merger shall become effective (the Effective Time) when the Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger. Prior to the filings referred to in this Section 2.2, a closing (the Closing) shall be held at the offices of Parent’s counsel, or such other place as the parties may agree on, as soon as practicable (but in any event within three (3) Business Days) following the date on which all conditions set forth in Article 7 that are capable of being satisfied prior to the Closing have been satisfied or, to the extent permitted hereunder, waived, or at such other date as Parent and the Company may agree upon; provided that the conditions set forth in Article 7 have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

2.3	Effects of the Merger

From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the DGCL and the Certificate of Merger.

2.4	Certificate of Incorporation and Bylaws

The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Surviving Corporation) the Certificate of Incorporation of Merger Sub, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation, and (ii) the Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Surviving Corporation) the Bylaws of Merger Sub, in each case until amended in accordance with the DGCL and the provisions thereof; provided, however, that such Certificate of Incorporation and Bylaws of the Surviving Corporation may not be amended in a manner inconsistent with the terms of Section 6.2(a).

2.5	Directors and Officers of the Surviving Corporation

From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.6	Merger Without Vote of Stockholders

The Merger shall be governed by Section 251(h) of the DGCL and the parties agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Acceptance Date without a vote of the Company’s stockholders, as provided in Section 251(h) of the DGCL.

ARTICLE 3

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

3.1	Conversion of Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective stockholders:

(a)	Each share of common stock of Merger Sub (Merger Sub Common Stock) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b)	Subject to the other provisions of this Article 3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or of the Company or held in the treasury of the Company) shall be converted into and represent the right to receive, and shall be exchangeable for (as provided in Section 3.2), the Per Share Amount, without interest, in cash payable to the holder of such share of Company Common Stock (the Merger Consideration).

(c)	Each share of Company Common Stock held in treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made and no consideration of any kind shall be delivered in exchange therefor.

(d)	At the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) shall be automatically canceled, retired and shall cease to exist, and the holders immediately prior to the Effective Time of Certificates and Book Entry Shares shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each share of Company Common Stock held by them, without interest.

3.2	Payment

(a)

Pursuant to an agreement (the Disbursing Agent Agreement), in form and substance reasonably acceptable to Parent and the Company, to be entered into prior to the Effective Time between Parent and a U.S. bank or trust company appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the Disbursing Agent), prior to the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, with the Disbursing Agent, in trust in a separate account for the benefit of the Company Stockholders, the aggregate amount of cash payable for the Merger

Consideration for the Company Common Stock pursuant to Section 3.1. The Disbursing Agent may invest the cash deposited with it in such manner as Parent or the Surviving Corporation, as the case may be, directs, provided that all of such investments be in obligations of or guaranteed by the United States of America (collectively, Permitted Investments), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, investment of the deposited cash shall be payable to the Surviving Corporation. If for any reason (including losses) the funds deposited with the Disbursing Agent are inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.2(b), Parent shall take all steps necessary to, or shall cause the Surviving Corporation to, promptly deposit in trust additional cash with the Disbursing Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The funds deposited with the Disbursing Agent shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Any funds remaining with the Disbursing Agent six months after the Effective Time shall be released and repaid by the Disbursing Agent to the Surviving Corporation pursuant to the terms of this Agreement and any additional terms as may be set forth in the Disbursing Agent Agreement, and such unclaimed funds shall, subject to Applicable Laws, become the property of the Surviving Corporation, after which time persons entitled to any part of the Merger Consideration may look only to the Surviving Corporation for payment.

(b)	As soon as practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Effective Time), Parent shall cause the Disbursing Agent to send to each holder of Certificates or Book Entry Shares a notice and transmittal form advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon the surrender of a Certificate or Book Entry Share to the Disbursing Agent together with and in accordance with a duly completed and validly executed transmittal form and such other documents as may be required pursuant to such transmittal form, the holder of the Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to (A) the number of shares represented by such Certificate (or affidavits of loss in lieu thereof as provided in Section 3.2(d)) or Book Entry Shares multiplied by (B) the Merger Consideration. Upon such surrender, the Disbursing Agent will promptly pay the Merger Consideration to the Company Stockholders. Until surrendered, each such Certificate or Book Entry Share shall be deemed for all purposes to evidence only the right to receive the Merger Consideration. Any fractional interest in a share of Company Common Stock shall be entitled to be exchanged for an amount equal to that fraction multiplied by the Merger Consideration.

(c)	If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates or Book Entry Shares so surrendered are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates or Book Entry Shares so surrendered shall be properly endorsed or accompanied by appropriate stock powers or other instruments and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer shall have paid to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

(d)	If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon providing an indemnity reasonably satisfactory to the Surviving Corporation, the Disbursing Agent will issue the Merger Consideration deliverable in respect to the shares of Company Common Stock evidenced by the lost, stolen or destroyed Certificate.

(e)	None of Parent, Merger Sub, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of cash held on deposit with the Disbursing Agent or that has been released and repaid to the Surviving Corporation in accordance with Section 3.2(a) that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book Entry Shares would otherwise escheat or become the property of any Governmental Authority, any such cash in respect thereof shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)	After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were issued immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration, as provided in Section 3.1(b).

(g)	No interest or dividends shall be paid or accrued on any portion of the Merger Consideration.

(h)	As of the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

3.3	Company Stock Options and Restricted Stock

(a)	Each option to acquire shares of Company Common Stock granted by the Company (each, a Company Stock Option) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, as of immediately prior to the Effective Time, be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (but in any event within five (5) days after the Effective Time), an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option (assuming full vesting of such Company Stock Option), multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment; provided, that if the exercise price per share is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Notwithstanding the foregoing, in the event that the applicable plan, award agreement or other terms and conditions applicable to any Company Stock Option do not permit the cancellation and conversion of such Company Stock Option without any action by the holder thereof as provided in this Section 3.3(a), then payment with respect to such Company Stock Option pursuant to this Section 3.3(a) shall be conditioned on the holder thereof entering into an option cancellation agreement with the Company or the Surviving Corporation, as applicable, in form reasonably acceptable to Parent, agreeing to be paid the consideration provided by this Section 3.3(a) in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration, and acknowledging that such Company Stock Options shall terminate on and may not be exercised after the Effective Time. The Company shall use reasonable best efforts to secure such option cancellation agreements as are required by the foregoing as promptly as practicable after the date hereof.

(b)	Each share of Company Common Stock subject to time- or performance-based vesting conditions (each, a Company Restricted Share) that is outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Restricted Share or any other person, be cancelled and converted at the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(b).

(c)	The Company (or the appropriate committee thereof) shall take any actions necessary to effectuate the foregoing provisions of this Section 3.3 as soon as reasonably practicable following the date of this Agreement, and in any event prior to the Initial Expiration Date.

(d)	The Surviving Corporation shall make payments required under this Section 3.3 with respect to the Company Stock Options and the Company Restricted Shares to all holders thereof, as applicable, as promptly as reasonably practicable following the Effective Time, and in any event no later than three (3) Business Days after the Effective Time. Parent shall provide, or cause to be provided, to the Surviving Corporation sufficient funds to make such payments to the extent that the Surviving Corporation does not otherwise have sufficient funds to make such payments.

3.4	Withholding Rights

Each of Merger Sub, Parent and the Surviving Corporation or the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article 2 or Article 3 of this Agreement to any holder of Company Common Stock, Company Stock Options or Company Restricted Shares such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the Code), and the treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Stock Options or Company Restricted Shares in respect of which such deduction and withholding was made.

3.5	Appraisal Rights

Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company Stockholder who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the Dissenting Stockholders), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the Dissenting Shares), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and from and after the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled, retired and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal under the DGCL, such holder’s shares shall thereupon be treated as converted into and be exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share, in accordance with Section 3.1 and Section 3.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment, in respect of Dissenting Shares. Any portion of the Merger Consideration made available to the Disbursing Agent pursuant to Section 3.2 to pay for shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

4.1	Organization and Standing

Each of Parent and Merger Sub is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions or to perform its obligations under this Agreement.

4.2	Corporate Power and Authority

Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming its due and valid authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Merger Sub and Parent enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

4.3	Conflicts; Consents and Approval

Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by them of the Transactions will:

(a)	conflict with, or result in a violation of any provision of, the Certificate of Incorporation or Bylaws, each as amended to date, of Parent or Merger Sub;

(b)	violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (each, a Lien) upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions or to perform its obligations under this Agreement;

(c)	violate any Applicable Law or Order applicable to Parent or any of its subsidiaries or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions or perform its obligations under this Agreement; or

(d)	require any action or consent or approval of, or review by, or registration or filing by Parent, Merger Sub or any of their affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a Governmental Authority), other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) compliance with the requirements of the NYSE, (iii) in connection, or in compliance with, (A) the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the HSR Act) and (B) the filings or approvals required under the competition laws of Germany (together with the HSR Act, the Competition Laws) (the items set forth in subsections (A) or (B) are collectively referred to as the Required Regulatory Approvals), (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents required to be filed with the relevant authorities of other states in which the Parent, Merger Sub and the Company are qualified to do business or (v) actions, consents, approvals, reviews, registrations or filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions or perform its obligations under this Agreement.

4.4	Financing

Parent has, or shall have at the Acceptance Date or the Effective Time, as applicable, funds available that are sufficient to permit Parent to pay all of the amounts needed to purchase shares of Company Common Stock pursuant to the Offer and the aggregate Merger Consideration pursuant to Section 3.2 and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Offer and the Merger, are not subject to, or conditioned on, receipt of financing.

4.5	Ownership of Merger Sub; No Prior Activities

There are 5,000 shares of common stock of Merger Sub issued and outstanding, representing the only shares of capital stock of Merger Sub outstanding and all of such shares are owned solely and indirectly by Parent. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.6	Absence of Certain Arrangements

Other than as set forth in the Support Agreements, there is no agreement (other than this Agreement), arrangement or understanding between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

4.7	Information Supplied

None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

4.8	Legal Proceedings

As of the date hereof, there is no pending or, to the knowledge of Parent, threatened, Action against Parent or any of its subsidiaries, including Merger Sub, nor is there any Order imposed upon Parent or any of its subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Transactions or perform its obligations under this Agreement.

4.9	Ownership of Company Common Stock

Neither Parent nor any of its affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock, except for any rights Parent and Merger Sub may have pursuant to the Support Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedule delivered by the Company to the Parent concurrently with the execution of this Agreement (the Company Disclosure Schedule) and (ii) the Company SEC Documents (as defined below) (other than any disclosure set forth under the caption “Risk Factors” or “Forward-Looking Statements” or similar captions or that is otherwise predictive, cautionary or forward-looking in nature (it being understood that any factual information contained within such captions, disclosure or statements shall not be excluded) and only if the nature and context of the applicable disclosure is such that its relevance to a representation or warranty herein is reasonably apparent on its face), the Company represents and warrants to the Parent and Merger Sub that:

5.1	Organization and Standing

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction has not had, either individually or in the aggregate, a Material Adverse Effect (defined in Section 9.3(b)). The Company has furnished to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date.

5.2	Subsidiaries

Except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, or other entity or enterprise. All of the outstanding shares of capital stock or other equity securities, as applicable, of each Company subsidiary have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights and are owned, directly or indirectly, by the Company free and clear of all Liens. None of the subsidiaries actively conduct business.

5.3	Corporate Power and Authority

The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the

Company of the Transactions (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming its due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

5.4	Capitalization of the Company

(a)	The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 300,000 shares of preferred stock, par value $1.00 per share (Company Preferred Stock). As of the close of business on November 16, 2015 (the Measurement Date), (i) 9,914,242 shares of Company Common Stock were issued and outstanding, of which 81,687 shares of Company Common Stock were Company Restricted Shares, and 454,109 shares of Company Common Stock were held by the Company in its treasury, (ii) no Company Common Stock was owned by any subsidiary of the Company, (iii) 1,165,500 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 169,232 shares of Company Common Stock were reserved for issuance pursuant to the Plans providing for the grant of equity-based awards to directors, officers, employees or other service providers of the Company or any of its subsidiaries and (v) no shares of Company Preferred Stock were issued or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options. The Company has delivered to Parent a schedule accurately setting forth as of the date of this Agreement all Company Stock Options, including the names of the holders thereof, the number of shares of Company Common Stock issuable to each holder on exercise of each Company Stock Option and the exercise price and vesting schedule with respect to each Company Stock Option.

(b)

Each outstanding share of the Company Common Stock is duly authorized and validly issued, fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in this Section 5.4, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company or any Company subsidiary of any securities of the Company or any Company subsidiary, nor are there outstanding any securities which are convertible into or exchangeable for any shares of the Company Common Stock or any equity interests in any Company subsidiary, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any Company subsidiary or any predecessors of any thereof. The Company has no existing agreements to register any securities of the Company under the Securities Act or under any state securities law and has not granted registration rights to any person or entity. The Company is not a party to any, and, to the knowledge of the Company, there are no, voting trusts, proxies, stockholders agreements or other agreements or understandings with respect to the Company Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote in respect of the Company or any Company subsidiary are issued or outstanding.

5.5	Conflicts; Consents and Approvals

Except as set forth in Section 5.5 of the Company Disclosure Schedule, none of the execution or delivery of this Agreement by the Company, nor the consummation of the Transactions or compliance by the Company with any of the provisions hereof will:

(a)	conflict with, or result in a violation of any provision of, the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, each as amended to date;

(b)	violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

(c)	violate any Applicable Law or Order applicable to the Company or any of its subsidiaries or their respective properties or assets; or

(d)	require any action or consent or approval of, or review by, or registration or filing by the Company or any of its subsidiaries or affiliates with, any third party of Governmental Authority, other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) compliance with the requirements of the NYSE, (iii) in connection, or in compliance with, the Required Regulatory Approvals, or (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents required to be filed with the relevant authorities of other states in which the Parent, Merger Sub or the Company are qualified to do business;

except for any of the foregoing in clauses (b), (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect.

5.6	Brokerage and Other Fees

Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the Company nor any stockholder, director, officer or employee of the Company has incurred or will incur on behalf of the Company any brokerage, finders’, or similar fees in connection with the Transactions. Copies of all written agreements relating to the Company’s disclosed obligations pursuant to this Section 5.6 have previously been provided to Parent.

5.7	The Company SEC Documents

Except as set forth in Section 5.7 of the Company Disclosure Schedule:

(a)	The Company has timely filed or furnished and will timely file or furnish, as applicable, with the SEC all forms, reports, schedules, statements and other documents required under the Exchange Act or the Securities Act to be filed by it since April 1, 2013 (such documents, as supplemented and amended since the time of filing, and including those to be filed or furnished, as applicable, after the date of this Agreement, collectively, the Company SEC Documents). The Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the Effective Time, then on the date of such amending or superseding filing), (a) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b)	The financial statements of the Company and its subsidiaries included in or incorporated by reference into the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied or will comply, as applicable, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such financial statements, were or will be, as applicable, prepared in all material respects in accordance with U.S. generally accepted accounting principles (GAAP) applied on a consistent basis during the periods involved (except as may be indicated in the notes to the financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present or will fairly present, as applicable, in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates and the results of operations and cash flows for the periods then ended.

(c)	Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made and will make, as applicable, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (SOX) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are and will be, as applicable, true and correct in all material respects on the date such certifications were or will be made. For purposes of this Section 5.7(c), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. The Company is in compliance in all material respects with SOX.

(d)	The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(e)	The Company maintains a system of internal controls over financial reporting and accounting sufficient to provide to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)	The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g)

The Company’s management completed assessments of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended March 31, 2015, and such assessment concluded that such controls were effective. Since January 1, 2015, the Company has disclosed to its outside auditors and the audit committee of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except as set forth in Section 5.7(g) of the Company Disclosure Schedule, since January 1, 2015, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 115, as in effect on the date hereof.

(h)	There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 1, 2015 there has been no material written complaint, allegation, assertion or claim that the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 1, 2015, no current or former attorney representing the Company has reported in writing evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

5.8	Offer Documents; Schedule 14D-9

None of the information provided by the Company for inclusion or incorporation by reference in (a) the Schedule 14D-9, (b) the Offer Documents, and (c) any other document filed or to be filed with the SEC or any other Governmental Authority in connection with the Offer or the Merger will, at the respective times such documents or any amendments or supplements thereto are filed, and, with respect to the Offer Documents, when first published, sent or given to the Company Stockholders, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, except for statements based on information supplied by Parent and Merger Sub in writing specifically for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act. Without limitation of the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Schedule 14D-9.

5.9	Compliance with Law

(a)	The Company and its subsidiaries are in compliance in all material respects, and at all times since January 1, 2015, have been in compliance in all material respects with all Applicable Laws relating to the Company or its business or properties. No investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no Governmental Authority has indicated in writing an intention to conduct the same, other than those the outcome of which would be immaterial. The representations and warranties set forth in this Section 5.9(a) do not apply to the matters with respect to which representations and warranties are made in Section 5.9(b), or (c), Section 5.16, Section 5.18, Section 5.21, Section 5.22(c) or (h) or Section 5.27 hereof.

(b)	Neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its subsidiaries acting on behalf of the Company or such subsidiary has, in violation of applicable anticorruption laws (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, Government Officials)), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company, (iii) directly or indirectly made any unlawful payment to a Government Official or (iv) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder) or the anticorruption laws of any jurisdiction where the Company or any of its subsidiaries conduct business.

(c)

The Company and its subsidiaries are in compliance in all material respects with all applicable U.S. import and export laws and regulations, including the Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order, any international sanctions programs promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651) and currently in effect, the Trading with the Enemy Act (50 U.S.C. App. §§ 5, 16), additional international sanctions programs administered by the Department of Treasury Office of Foreign Assets Control and currently in effect, and any other regulations promulgated under each such act, including the International Traffic in Arms Regulations and the Export Administration Regulations. None of the Company, its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, managers, employees, consultants or agents, is or has been since January 1, 2010 the subject of a material Action, or a material investigation or other material inquiry, concerning imports, exports, re-exports, sanctions, embargoes or unlawful boycotts or subject to civil or criminal penalties imposed by a Governmental Authority, or made a voluntary disclosure with respect to violations or alleged violations of those laws or regulations.

5.10	Litigation

Except as set forth in Section 5.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter, investigation or other communication asserting liability (an Action) pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any executive officer or director of the Company or any of its subsidiaries which, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the Company is not subject to any outstanding Order which, individually or in the aggregate, would have a Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer or the Merger as contemplated by this Agreement.

5.11	No Material Adverse Effect; Ordinary Course Operations

Since March 31, 2015 to the date of this Agreement, (i) there has been no event, occurrence, fact, condition or change, individually or in the aggregate, that has had a Material Adverse Effect and (ii) except for the Transactions, the business of the Company and its subsidiaries has been conducted in the ordinary course of business in all material respects. Except as set forth in Section 5.11 of the Company Disclosure Schedule, since March 31, 2015, the Company has not taken any action that if taken after the date hereof would violate Section 6.3(a).

5.12	Taxes

(a)	The Company and its subsidiaries have filed all income and other material Tax Returns (as defined below) required to have been filed by the Company prior to the date of this Agreement, and all such Tax Returns were complete and correct in all material respects. All material Taxes due and owing by the Company and its subsidiaries, whether or not shown as due on such Tax Returns, have been paid or, prior to the Effective Time, will be paid by the Company or the Company and each of its subsidiaries have made a provision for the payment of all material Taxes that are due or claimed to be due by any Governmental Authority.

(b)	The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company for all taxable periods through the date of such financial statements.

(c)

Neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect. Neither the Company nor any of its subsidiaries has received written notice of any material deficiencies for any Tax from any taxing authority, against the Company or any of its subsidiaries for which there are not adequate reserves. There are no existing circumstances that would reasonably be expected to result in the assertion of any claim for Taxes against the Company or any of its subsidiaries by any Governmental Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid for which there are not adequate reserves, which, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is the subject of any pending Tax audit or other administrative proceedings or court proceedings with respect to any material Taxes of the Company or any of its subsidiaries.

(d)	There are no material Liens for Taxes (other than Liens for Taxes not yet due) upon any of the assets of the Company or any of its subsidiaries.

(e)	Neither the Company nor any of its subsidiaries has any liability for the material Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a successor to another entity or its assets or as an indemnitor pursuant to a written agreement the principal subject of which is Taxes.

(f)	The Company and its subsidiaries have complied in all respects with all applicable laws relating to withholding Taxes, and have, within the time and manner prescribed by law, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g)	Within the five-year period ending on the Closing Date, neither the Company or any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code, in a distribution of Stock qualifying or intending to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(h)	Neither the Company nor any of its subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than commercial or loan agreements entered into in the ordinary course of business and those agreements set forth in Section 5.12(h) of the Company Disclosure Schedule).

(i)	Neither the Company nor any of its subsidiaries has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1). Neither the Company nor any of its subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of law. Each of the Company and its subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that the Company believes will give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(j)	Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)	Neither the Company nor any of its subsidiaries (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, except for TransTechnology Germany GmbH, an inactive subsidiary, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)	Except as disclosed on Section 5.12(l) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) is a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes, (ii) owns any interest in an entity that either is treated as an entity disregarded as separate from its owner for federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(m)	The representations and warranties in this Section 5.12 and Section 5.16 are the sole and exclusive representations and warranties of the Company and its subsidiaries concerning Tax matters.

Tax Returns means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Governmental Authority responsible for the imposition or collection of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Taxes means all taxes (whether federal, state, local, or foreign) based upon or measured by income and any other tax or similar levy, assessment or charge of any kind whatsoever, including gross receipts, profits, alternative or add-on minimum, sales, use, occupation, value added, ad valorem, transfer, franchise, license, custom duties, withholding, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, inventory, social security (or similar), unemployment, disability, real property, personal property, registration, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not.

5.13	Intellectual Property

(a)

Set forth in Section 5.13 of the Company Disclosure Schedule is a true and complete list of (i) all of the Company’s foreign and domestic patents, patent applications, all foreign and domestic registrations and applications for trademarks, service marks, trade names and domain names, all material common-law trademarks and service marks, all copyright applications and registrations and (ii) all agreements to which the Company is a party which concern any of the material Intellectual Property owned or used by the Company (Intellectual Property means all intellectual property, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), know-how, designs, copyrighted works, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, logos, domain names, software (and all documentation related thereto)). Other than the Intellectual Property set forth in Section 5.13 of the Company Disclosure Schedule, no Intellectual Property is necessary for the operation of the business of the Company in substantially the same manner as such business is presently conducted. The Company owns, free and clear of all Liens, the Intellectual Property listed on Section 5.13 of the Company Disclosure Schedule and all other material Intellectual Property used by the Company. No Intellectual Property owned or used by the Company is subject to any pending Action, no written claim of invalidity or ownership with respect to any owned Intellectual Property has been received by the Company from a third party and, to the knowledge of the Company, owned Intellectual Property is not the subject of any threatened Action. No person or entity has asserted in writing to the Company that, with respect to any Intellectual Property owned or used by the Company, the Company is infringing or has infringed any Intellectual Property of a third party. All material fees, annuities, royalties, honoraria and other payments which are due from the Company on or before the date of this Agreement for any of the Intellectual Property and agreements related to the Intellectual Property have been paid (and any such payments due on or before the Acceptance Date will be paid). Each item of registered Intellectual Property owned by the Company is valid, subsisting and in full force and effect. The making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property in such manner as currently conducted by the Company and disclosed by the Company to Parent, does not infringe any Intellectual Property of any third party and, to the knowledge of the Company, does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know how of any third party. To the knowledge of the Company, no third party is misappropriating or infringing any Owned Intellectual Property. Except as set forth on Section 5.13(iii) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation of the Transactions, will not breach, violate or conflict with any material instrument or agreement governing or contained within any of the Intellectual Property owned or used by the Company, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the material Intellectual Property owned or used by the Company, and the Intellectual Property owned or used by the Company will be available for use by the Parent and the Surviving Corporation on substantially the same terms as available to the Company immediately preceding the Closing.

(b)

The Company has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all trade secrets, copyrights, know-how and patents contained in the Intellectual Property owned or used by the Company. Except as set forth on Section 5.13(b) of the Company Disclosure Schedule, the Company has entered into appropriate confidentiality and nondisclosure agreements with all appropriate officers, directors, employees and third-party consultants of the Company and entered into Intellectual Property assignment agreements with all officers, directors, employees and third-party consultants that developed any Intellectual Property for the Company assigning all of such Intellectual Property to the Company. The Company does not have any obligation to compensate any employee or any other person for the development, use, manufacture, sale or exploitation of any Owned Intellectual Property or any products or services that incorporate or use any Owned Intellectual Property.

(c)	For purposes of this Section 5.13, the following terms have the definitions given below:

Software means all: (a) source code, object code, executable and binary codes embodied in any form of media; and (b) all development and procedural tools, documentation, and manuals necessary to maintain, enhance, develop derivative works, support and service the Software, including licenses to use compilers, assemblers, libraries and other aids.

Company Proprietary Software means all Software that is developed by or for the Company or is otherwise owned by the Company.

Company Licensed Software means all third party Software (other than the Company Proprietary Software) used in connection with the business.

Company Software means Company Licensed Software and Company Proprietary Software.

Open Source Materials means any software library, firmware, utility, tool or other computer or program code (collectively Program Code) that contains, or is derived in any manner (in whole or in part) from any Software that is distributed at no charge as free software, shareware, free-ware, open source software or pursuant to similar licensing or distribution models under any terms or conditions that impose any requirements that the Program Code or any Software using, combined with, linked, available or distributed with, based on, derived from or accessing the Program Code: (A) be made available, disclosed or distributed in source code form; (B) be licensed for the purpose of making copies or derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge or pursuant to a compulsory license.

Owned Intellectual Property means Intellectual Property owned or purported to be owned by Company, including the Company Proprietary Software.

(d)

The Company owns the Company Proprietary Software, free and clear of all Liens. To the Company’s knowledge, the use of the Company Licensed Software and the use, exploitation and distribution of the Company Proprietary Software, in each case, by the Company in connection with the business as currently conducted, does not breach any terms of any contract or agreement to which the

Company is a party. The Company is in possession of the source code and object code for all of the Company Proprietary Software, and the Company has not disclosed or agreed to disclose the source code and/or object code of any Company Proprietary Software to any third party.

(e)	No Open Source Materials are utilized in any way by the Company in any products distributed, marketed or sold by the Company or in a way that requires that any of the Company Proprietary Software (A) be made available, disclosed or distributed in source code form; (B) be licensed for the purpose of making copies or derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge or pursuant to a compulsory license.

(f)	Notwithstanding anything herein to the contrary, Parent acknowledges and agrees that the only representations and warranties given in relation to matters relating to Intellectual Property are those set out in this Section 5.13 and no other representation or warranty is given in relation to such matters.

5.14	Real Property

Section 5.14 of the Company Disclosure Schedule sets forth the address and legal description of each parcel of real property owned or leased by Company as of the date of this Agreement (the Real Property). Except as would not have, individually or in the aggregate, materially interfere with the use of the Real Property by the Company or its subsidiaries, or as set forth on Section 5.14 of the Company Disclosure Schedule, with respect to each parcel of Real Property:

(a)	the Company has good and valid fee simple title to the owned Real Property and good and valid leasehold title to the leased Real Property, in each case free and clear of all Liens, other than any such Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet or (d) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a Permitted Lien);

(b)	the Company has not leased or otherwise granted to any person the right to use or occupy such Real Property or any portion thereof and no third party has a present or future right to possession of all or any part of the Real Property;

(c)	there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property;

(d)	the Company has not received any uncured written notice of any material violations of any Applicable Law relating to the ownership, use or conduct of its business on the Real Property; and

(e)	the Company has made available to Merger Sub full, complete and accurate copies of each lease for all leased Real Property, together with all amendments and assignments of such lease (each, a Real Property Lease). Each Real Property Lease is in full force and effect and constitutes the valid and binding agreement of the Company and, to the knowledge of the Company, the landlord thereto in accordance with its terms; neither the Company, nor to the knowledge of the Company, the landlord, is in material default under any Real Property Lease. No written notice of any material default has been received by Company.

5.15	Title to and Condition of Properties

The Company and its subsidiaries own or hold under valid leases all plants and all material machinery and equipment sufficient for the conduct of the business of the Company and its subsidiaries, taken as a whole, as presently conducted in all material respects. All of the material machinery, equipment, and other tangible personal property and assets owned or used by the Company and its subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for their current uses.

5.16	Employee Benefit Plans

(a)	For purposes of this Section 5.16, the following terms have the definitions given below:

Controlled Group Liability means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 701 et seq. of the Code and Section 701 et seq. of ERISA, and (v) under corresponding state law or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

ERISA Affiliate means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Plans means all employee benefit plans, programs and other arrangements (written or unwritten) providing benefits to any employee or former employee in respect of services provided to the Company or to any beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(b)	Section 5.16(b) of the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent on its request a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments and proposed amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and applicable summary of material modification, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Plan, nor has the Company communicated any such intent to any of the Company’s employees.

(c)	The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a Qualified Plan) and there are no existing circumstances nor any events, whether as a result of change in Applicable Law, the issuance of regulations or the like, or otherwise, that have occurred that would be reasonably expected to adversely affect the qualified status of any Qualified Plan or the related trust. No event or omission has occurred which would reasonably be expected to cause any Plan that provides tax-favored benefits to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Sections 105, 132, 125, 401(a) and 501(c)(9) of the Code).

(d)	All contributions required to be made by the Company or any of its subsidiaries to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be properly accrued, or timely made or paid in full.

(e)

The Company and its subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been operated in compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or, with respect to any “employee pension benefit plan,” any of its ERISA Affiliates under ERISA or the Code.

(f)	No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a Multiemployer Plan) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a Multiple Employer Plan), nor has the Company or any of its ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g)	There does not now exist, and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to result in any material Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h)	Except as set forth in Section 5.16(h) of the Company Disclosure Schedule, and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, the Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of the Company, there has been no communication to employees of the Company that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i)	Except as set forth in Section 5.16(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Transactions, either solely as a result thereof or as a result of such Transactions in conjunction with any other events, will (i) be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) give rise to any excise Taxes or other penalties under Section 409A of the Code.

(j)	Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

(k)	There are no pending or to the knowledge of the Company threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

(l)	Except as set forth in Section 5.16(l) of the Company Disclosure Schedule, no Plan is subject to the laws of any jurisdiction outside of the United States. The Company has no employees who are based outside of the United States.

5.17	Contracts

Section 5.17 of the Company Disclosure Schedule lists as of the date of this Agreement all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a Contract) to which the Company or any of its subsidiaries is a party and which fall within any of the following categories (specifying the category into which each Contract falls) (each such Contract, a Material Contract): (a) Contracts that would be required to be filed by the Company as a “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K); (b) joint venture, partnership and like agreements, other than those that are, individually or in the aggregate, immaterial; (c) Contracts containing covenants purporting to limit the freedom of the Company (or that, following the consummation of the Transactions, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any line of business in any geographic area or to hire any individual or group of individuals; (d) Contracts which contain minimum purchase conditions in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company, or any customer, licensee or lessee thereof; (e) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000; (f) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by the Company (without premium or penalty) within one month; (g) Contracts with any labor organization or union; (h) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company has, directly or indirectly, made or would be required to make a loan, capital contribution to, or other investment in, any person (other than in the Company and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business); (i) Contracts involving annual revenues to the business of the Company in excess of $250,000 (other than purchase and service orders entered into in the ordinary course of business); (j) any Contract pursuant to which the Company is subject to continuing indemnification which was granted outside of the ordinary course of business and is material to the business of the Company and its subsidiaries, taken as a whole; (k) Contracts with or for the benefit of any stockholder or affiliate of the Company and/or immediate family member thereof; (l) Contracts involving payments by the Company or its subsidiaries, in the aggregate, of more than $250,000 per year; (m) any Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the Company Common Stock; (n) any Contract that is a settlement or similar agreement with any Governmental Authority or an Order to which the Company or any of its subsidiaries is subject involving future activities by the Company or any of its subsidiaries; (o) any Contract that, to the knowledge of the Company (based on the Company’s standard cost accounting procedures) is expected to result in a loss to the Company after the date hereof; and (p) any Contract pursuant to which the Company is subject to continuing “earn-out” obligations. Each Material Contract is a valid and binding obligations of the Company or any of its subsidiaries and, to the knowledge of the Company, the valid and binding obligation of each other party thereto and none of the Company or any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the modification or termination of, any Material Contract.

5.18	Labor Matters

(a)	Except as set forth in Section 5.18(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any labor contracts or collective bargaining agreements, nor do any of them have any consulting agreements providing for compensation of any individual in excess of $150,000 with any persons employed by the Company or any of its subsidiaries or any persons otherwise performing services primarily for the Company or any of its subsidiaries. There is no labor strike, dispute or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees in the preceding three (3) years. To the knowledge of the Company, in the preceding three (3) years, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company. The Company and its subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. and the regulations promulgated thereunder (and any similar state or local laws).

(b)

The Company is not delinquent in payments to any of its employees or former employees for any wages, salaries, commissions, bonuses or other director compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees (other than routine payments to be made in the ordinary course of business). There are no material pending claims against the Company under any workers’ compensation plan or policy or for long term disability. To the knowledge of the Company, no employees are in any material respect in violation of any term of employment contract, nondisclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no employee of the Company at a level of the “extended management team” (which consists of the Company’s Chief Executive Officer, his direct reports, and their respective direct reports) has stated his or her intention to terminate his or her employment with the Company.

5.19	Undisclosed Liabilities

Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of March 31, 2015, included in the Company SEC Documents, or in the notes thereto (ii) as incurred in connection with the Transactions, (iii) as incurred after March 31, 2015, in the ordinary course of business consistent with past practice, or (iv) for liabilities or obligations arising under or expressly contemplated or permitted by this Agreement, the Company does not have any liabilities (whether absolute, accrued, known or unknown, contingent or otherwise and whether due or yet to become due), that, individually or in the aggregate, would have a Material Adverse Effect.

5.20	Permits; Compliance

(a)	The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and Orders that are material to the ownership, leasing and operation of its properties and the carrying on of its business as it is now being conducted (collectively, the Company Permits), and there is no Action pending or, to the knowledge of the Company, threatened regarding any of the Company Permits. The Company is not in material conflict with, or in material default or material violation of any of the Company Permits.

(b)	Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries have obtained all necessary clearances or approvals from Governmental Authorities for all products which are manufactured and/or sold by the Company and the Company and its subsidiaries are in material compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by the Company of such products.

5.21	Environmental Matters

Except as described in Section 5.21 of the Company Disclosure Schedule:

(a)	The Company and its subsidiaries are, and for the five (5) years immediately preceding the date of this Agreement have been, in material compliance with all applicable Environmental Laws (as defined below) and the terms and conditions of all Environmental Permits.

(b)	There has been no Release of any Hazardous Materials into the Environment by the Company or any of its subsidiaries in circumstances where such Release would result in a Material Adverse Effect.

(c)	The Company and each of its subsidiaries has obtained all material Environmental Permits necessary for the conduct of the operation of the business of the Company and the occupation of the properties as currently conducted in all material respects, and all such Environmental Permits are valid, in full force and effect.

(d)	Neither the Company nor any of its subsidiaries are subject to any existing or pending, or to the knowledge of the Company, threatened Action by or before any Governmental Authority pursuant to any Environmental Law.

(e)	Neither the Company nor any subsidiaries have received any material written notice of liability from any third party or Governmental Authority alleging material liability under or material non-compliance with Environmental Laws.

(f)	Neither the Company nor any of its subsidiaries has assumed any material liability or other obligation of any other Person under Environmental Law.

(g)	There are no, nor have there ever been since such property has been owned or occupied by the Company or any of its subsidiaries, any underground storage tanks, present or used on property currently used by the Company or any subsidiary.

(h)	The Company has made available true and accurate copies of all material environmental reports, assessments, audits and any other material environmental information in the possession or reasonable control of the Company or any subsidiaries with respect to the Company’s and its subsidiaries’ compliance with or obligations under Environmental Laws.

For purposes of this Section 5.21 the following terms shall have the following meanings:

Environmental Laws means all federal, state, local or foreign laws, codes, decrees, or regulations relating to protection or pollution of the Environment, including laws relating to or regulating emissions, discharges, releases or threatened releases of Hazardous Materials, or relating to or regulating the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of Hazardous Materials.

Hazardous Materials means all chemicals, substances, materials, elements, compounds, pollutants, contaminants, or industrial, toxic or hazardous substances, toxic or hazardous wastes, petroleum or petroleum products, additives, asbestos, polychlorinated biphenyls, medical or infectious waste, radioactive materials or wastes, to the extent governed by or regulated under any Environmental Law.

Environmental Permit means any permit, approval, license, certification, registration, or other authorization required under or issued pursuant to any applicable Environmental Law.

Release means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, migrating, placing and the like, into or upon any land or water or air, or otherwise entering into the Environment.

Environment means soil, surface waters, groundwater, land, streams, sediments, surface or subsurface strata, and ambient and indoor air.

5.22	Government Contracts

With respect to each Contract (1) between the Company or any of its subsidiaries, on the one hand, and any Governmental Authority, on the other hand, and each outstanding bid, quotation or proposal by the Company or any of its subsidiaries (each, a Bid) that if accepted or awarded could lead to a Contract between the Company or any of its subsidiaries, on the one hand, and any Governmental Authority, on the other hand, under which there have or are expected to be receipts by the Company and its subsidiaries of at least $700,000 (each such Contract or Bid, a Company Government Contract), and (2) between the Company or any of its subsidiaries, on the one hand, and any prime contractor, upper-tier, or lower-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its subsidiaries, on the one hand, and a prime contractor, upper-tier, or lower-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority, under which there have or are expected to be annual receipts by the Company and its subsidiaries of at least $700,000 (each such Contract or Bid, a Company Government Subcontract):

(a)	Each such Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.22(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect.

(b)	Neither the Company nor any of its subsidiaries are currently in, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not result in, any violation, breach or default in any material respect of any term or provision of any Company Government Contract or Company Government Subcontract, or non-compliance in any material respect with any laws, rules or regulations applicable to such Company Government Contracts and Company Government Subcontracts. All representations and certifications with respect to any Company Government Contract or Company Government Subcontract made by the Company or any of its subsidiaries were current, accurate and complete in all material respects when made, and the Company or any of its subsidiaries, as appropriate, has complied in all material respects with all such representations and certifications.

(c)	Neither the Company nor any of its subsidiaries are in violation, breach or default in any material respect of any provision of any federal Order or Applicable Law governing any Company Government Contract or Company Government Subcontract. Since March 31, 2013, no allegation that the Company nor any of its subsidiaries is in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to the Company in writing or any of its subsidiaries and not withdrawn.

(d)	Since March 31, 2013, none of the Company or any of its subsidiaries has received a written cure notice, a show cause notice or a stop work notice, nor to the knowledge of the Company, has the Company or any of its subsidiaries been overtly threatened with termination for default under any Company Government Contract or Company Government Subcontract.

(e)	The Company has not received any request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of its subsidiaries relating to any Company Government Contract or Company Government Subcontract that is still pending.

(f)	There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its subsidiaries, or any of their respective directors, officers, employees, consultants, or agents, alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act, the Federal Property and Administrative Services Act, the Armed Services Procurement Act or the United States Truth in Negotiations Act, or any other federal statute or implementing regulations applicable to such Contracts and Subcontracts.

(g)	To the knowledge of the Company, neither the Company or any of its subsidiaries, nor any of their respective directors, officers, employees, consultants, or agents, nor any contract or cost incurred by the Company or any of its subsidiaries pertaining to a Company Government Contract or Company Government Subcontract, is the subject of any pending agency audit, review, examination or investigation, or with respect to any material cost incurred at any time has been recommended for disallowance by a government audit agency or disallowed by any Governmental Authority, since March 31, 2013.

(h)	The Company and its subsidiaries have complied in all material respects with (1) all requirements of the Company Government Contracts or Company Government Subcontracts and any Applicable Law relating to the safeguarding of, and access to, classified information, (2) the terms and conditions upon which the Government Authority issued its current facility clearance and (3) the policies, procedures, controls and reporting requirements of its facility security plan or its functional equivalent.

(i)	Neither the Company nor any of its subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority in connection with the conduct of its business; to the knowledge of the Company, no such suspension or debarment has been initiated or threatened, and the Company has no knowledge of any basis for such proceedings to be initiated against the Company or any of its principals, since March 31, 2013.

(j)	Neither the Company nor any of its subsidiaries has awarded any lower tier subcontracts, purchase orders, master ordering agreements or any other type of agreement to any company or individual included on the Excluded Parties List System (EPLS) referenced in 48 CFR 9.4.

(k)	There is no ongoing Action by any Governmental Authority relating to any Company Government Contract or Company Government Subcontract or the material violation of any Applicable Law relating to any Company Government Contract or Company Government Subcontract, or export controls. There are no pending and outstanding written claims or requests for equitable adjustment between the Company or any of its subsidiaries and any customer, prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract.

(l)	No Governmental Authority has “unlimited rights” with respect to any technical data or computer software that are material to the business of the Company and its subsidiaries.

(m)	No security clearances are necessary for the operation of the business of the Company and its subsidiaries as presently conducted.

(n)	Except as set forth in Section 5.22(n) of the Company Disclosure Schedule, none of the Company, its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, managers, employees, consultants or agents is or has been since March 31, 2013 (except as to routine security investigations) under administrative, civil or criminal investigation or indictment by any Governmental Authority.

(o)	The Company and its subsidiaries have complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Authority and since March 31, 2013, neither the Company nor any of its subsidiaries has received written notice from the any agency contracting official of any decision or intent to disallow costs incurred in performance of any Company Government Contract or Company Government Subcontract, where such costs, in the aggregate for each such contract exceed $10,000 for any government fiscal year.

5.23	Opinion of Financial Advisor

Prior to the execution of this Agreement, the Company Board received and delivered to Parent a true and correct copy of the opinion of Harris Williams & Co., the Company’s financial advisor, to the effect that, as of the date of the opinion, and subject to the assumptions, limitations, and qualifications contained in the opinion, the per share consideration to be received in the Offer and the Merger, taken together, is fair, from a financial point of view to the holders of Company Common Stock (other than Parent, Merger Sub, and their respective affiliates) and such opinion has not been withdrawn, revoked or modified.

5.24	Board Recommendation; Section 251(h) Matters

The Company Board, at a meeting duly called has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Transactions, taken together, are fair to and in the best interests of the Company Stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger (such approval and adoption having been made in accordance with the DGCL), and (iii) recommended that Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (the Company Board Recommendation), which actions have not, as of the date hereof, been subsequently rescinded, modified, or withdrawn.

The Company has not opted out of Section 251(h) of the DGCL in its Certificate of Incorporation or taken any other action to preclude the Merger from being effected in accordance with Section 251(h) of the DGCL. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under Applicable Law and the Company’s Certificate of Incorporation and Bylaws to adopt, approve or authorize this Agreement and consummate the Merger.

5.25	Takeover Laws

The Company Board has taken all necessary action so that no restriction contained in any “fair price”, “moratorium”, “control share acquisition,” “business combination,” or other state or federal anti-takeover statute or regulation (including Section 203 of the DGCL) is applicable to the execution and delivery of the Merger Agreement, to the Offer, the Merger, the Support Agreements or the Transactions. The action of the Company Board in approving the Offer, the Merger, the Support Agreements and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions, including the Merger, the Offer and the Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company is not party to or subject to a rights agreement, a “poison pill” or similar agreement or plan.

5.26	Insurance

Section 5.26 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of coverage and deductibles provided thereunder). During each of the past three calendar years, the Company and its subsidiaries have been insured under aviation product liability policies similar in scope and amount of coverage to those set forth in Section 5.26 of the Company Disclosure Schedule. The Company’s insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The Company is a “named insured” or an “insured” under such insurance policies. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company provide adequate coverage against loss.

5.27	Product Warranty; FAA Service Bulletins; Air Worthiness Directives

Each product manufactured, sold, leased, or delivered by the Company or any of its subsidiaries has been in conformity with all applicable contractual specifications and all express and implied warranties made by the Company or any of its subsidiaries (except to the extent non-conformity is not material) and neither the Company nor any of its subsidiaries has any material liability for replacement or repair thereof or other damages in connection therewith, except for liabilities in the ordinary course of business consistent with past experience. The Company and each of its subsidiaries (a) is in compliance in all material respects with all applicable regulations, directives, advisory circulars or similar official documents issued by the Federal Aviation Administration (FAA) and/or foreign aviation authorities (collectively, Aviation Regulations), (b) has not violated, been subject to an investigation with respect to, or made voluntary disclosures with respect to potential material violations of any Aviation Regulations, and (c) has not been cited by the FAA or foreign aviation authorities for any material discrepancies or violations during inspections or audits during the last three years. No party has written or issued any FAA Service Bulletins or any other Actions as to the Company or any of its subsidiaries or any products of the Company or any of its subsidiaries at any time during the last three years, and no such Bulletins or other Actions are pending. The FAA has not issued any Air Worthiness Directives as to the Company or any of its subsidiaries or any products of the Company or any of its subsidiaries at any time during the last three years, and no such Directives are pending.

5.28	Customers

Except as set forth in Section 5.28 of the Company Disclosure Schedule, none of the ten (10) largest customers (by revenue) of the businesses of the Company during the two (2) years prior to the date hereof has canceled or otherwise terminated, or to the knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its subsidiaries or to decrease materially the quantity of products purchased from the Company.

5.29	Affiliate Transactions

No officer, director, equity holder or affiliate of the Company or any of its subsidiaries or any entity in which any such person owns any beneficial interest, is involved in any business arrangement with, party to any contract with or has any material interest in any assets, tangible or intangible, used by, the Company or any of its subsidiaries in the conduct of their respective businesses.

5.30	No Other Representations and Warranties

Except for the representations and warranties of the Company contained in this Article 5, the Company is not making and has not made, and no other person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the Transactions, and no person is authorized to make any such representation or warranty on behalf of the Company. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its subsidiaries, or any of their respective Representatives, or any other person, with respect thereto. Accordingly, Parent and Merger Sub acknowledge that none of the Company nor any of its subsidiaries, nor any of their respective Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, or business plans).

ARTICLE 6

COVENANTS OF THE PARTIES

The parties agree that:

6.1	Mutual Covenants

(a)	Efforts

(i)	Upon and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, and satisfy all conditions to, in the most expeditious manner practicable, the Transactions, including (A) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Required Regulatory Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (B) the obtaining of all necessary consents, approvals or waivers from third parties, (C) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (D) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company or any of its subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(ii)

In furtherance and not in limitation of the other provisions of this Section 6.1, the Company and Parent each agree to make or cause to be made an appropriate filing of a notification and report form pursuant to the

HSR Act with respect to the Transactions as promptly as practicable, and in any event, within ten (10) days after the date of this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, but only in the context of an informal investigation, if applicable, and in response to a second request under the HSR Act rules. Furthermore, each of the Company and Parent agrees to make promptly any other filing that may be required with respect to the Transactions under any other Competition Law or by any other Governmental Authority, including in connection with all Required Regulatory Approvals, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to such filings. All filing fees required in connection with any filings with any Governmental Authority under any Competition Law or other law that may be asserted by any Governmental Authority shall be borne by Parent.

(iii)

Each party shall keep the other party apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority, comply with any such inquiry or request as promptly as practicable, promptly notify the other party of any substantive oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other party to review in advance any substantive communication proposed to be made by such Party to any Governmental Authority and provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements, and (z) as necessary to address reasonable privilege or confidentiality concerns; provided that each party shall and shall cause each of its affiliates to use its respective reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in such a manner that does not result in a loss of any such protection or privilege. Each of the Company and Parent shall furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation of any submissions to, or proceedings by, any Governmental Authority. Neither Party shall agree to participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting or conversation. Neither party shall (without the consent of the other party) extend, directly or indirectly, any waiting period under the HSR Act or any other

Competition Law or enter into any contract with a Governmental Authority to delay or not to consummate the Transactions. Subject to the Confidentiality Agreement and to Section 5.3, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or any other Competition Law.

(iv)	Without limiting the generality of the obligations of parties pursuant to this Section 6.1(a), Parent agrees to take, or cause to be taken, any and all steps that it deems reasonable and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any Competition Law or any other Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Offer Date) , provided, however, that such steps shall not include (A) proposing, negotiating, committing to, and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent, the Company and their respective subsidiaries, or (B) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s and/or its subsidiaries’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Company and/or their respective subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any Restraint, which would otherwise have the effect of preventing or delaying the Closing, as applicable. In addition, Parent shall not be required to defend through litigation on the merits any claim asserted before any Governmental Authority with applicable jurisdiction by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring on or prior to the Outside Offer Date and Parent’s failure to take such actions shall not create an obligation to pay a termination fee.

(b)

Public Announcements. The initial press release regarding the execution of this Agreement and the Transactions shall be a joint press release by Parent and the Company. Thereafter, the parties shall consult with each other before issuing any press release or making any public announcement relating to this Agreement or the Transactions and, except for any press release or public announcement (i) as may be required by Applicable Law or any listing agreement with any national securities exchange (and then only after as much advance notice and consultation as is feasible) or (ii) to bring or defend a claim in connection with any dispute between the parties regarding this Agreement or the Transactions, shall not issue any such press release or make any such public announcement without the consent of the other parties hereto, which shall not be unreasonably withheld or delayed; provided, however, that (x) the restrictions in this Section 6.1(b) will not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change of Recommendation by the Company Board under Section 6.3(c) of this Agreement and (y) nothing in this Section 6.1(b) shall limit the ability of any party hereto to make internal announcements to its respective employees that are consistent in all material respects with prior public disclosures regarding the Transactions.

(c)	Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation, Parent or the consummation of the Transactions, (ii) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions, (iii) the occurrence or non-occurrence of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to cause or result in any of the conditions to the Merger set forth in Article 7 or any Tender Offer Condition not being satisfied, and (iv) the failure of the Company or Parent, as the case may be, to comply with or satisfy any representation or warranty, covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other Transaction, but the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.2	Covenants of Parent

(a)	Indemnification; Directors’ and Officers’ Insurance.

(i)

From the Acceptance Date until its sixth anniversary, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to the indemnification, exculpation or expense advancement agreements between the Company and its respective current or past directors, officers, employees or agents as of the Acceptance Date identified on Section 6.2(a) of the Company Disclosure Schedule (the Company Indemnified Parties) and any indemnification, exculpation or expense advancement provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date of this Agreement and such agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. For a period of six years from the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by Applicable Law; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Company Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 6.2(a), the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as the claim is fully and finally resolved.

(ii)	From the Effective Time and until its sixth anniversary, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the current or past directors and officers of the Company with respect to acts or omissions occurring prior to or at the Effective Time (including in connection with the Transactions), the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the Existing Policy) or a substitute policy or policies of comparable or better coverage with respect to both amount, the absence of exclusions and other terms and conditions; provided, however, that the Surviving Corporation shall not be required to expend an annual premium for any coverage pursuant to this Section 6.2(a)(ii) in excess of 300% of the last annual premium paid by the Company for the Existing Policy prior to the date hereof. If the Existing Policy or any substitute policy or policies pursuant to this Section 6.2(a)(ii) cannot be obtained within the cost limitation set forth in the immediately preceding sentence, the Surviving Corporation shall provide the best available coverage within such limitation. The obligations set forth in this Section 6.2(a)(ii) may be satisfied by the purchase by the Company prior to the Effective Time of a substitute or tail policy that is acceptable to Parent and purchased through a source designated or approved by Parent.

(iii)	Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Party in enforcing the indemnity and other obligations of Parent and Surviving Corporation provided for in this Section 6.2(a).

(iv)	If Parent or the Surviving Corporation or any of their successors or assigns shall (A) consolidate with or merge with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all the obligations of Parent and the Surviving Corporation set forth in this Section 6.2(a). This Section 6.2(a) shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification pursuant to this Section 6.2(a) and each such person’s or entity’s heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(b)	Merger Sub; Obligations of Merger Sub. Prior to the Acceptance Date, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or any material liabilities. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent shall cause the direct stockholder of Merger Sub to execute and deliver in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

(c)	Employees and Employee Benefits.

(i)	During the period commencing on the Effective Time and ending on December 31, 2016 (or if earlier, the date of the employee’s termination of employment with Parent or any of its subsidiaries), Parent shall cause the Surviving Corporation to provide each employee of the Company who remains employed by the Surviving Corporation after the Closing (each such employee, a Company Continuing Employee), with base salary not less than the base salary provided by the Company on the date of this Agreement. During the period commencing on the Effective Time and ending on December 31, 2016 (or if earlier, the date of the employee’s termination of employment with Buyer or any of its subsidiaries), Parent shall cause the Surviving Corporation to provide the Company Continuing Employees with employee health and welfare benefits (but not cash or equity incentive compensation) that are, in the aggregate, comparable to the employee health and welfare benefits (i) provided by the Company on the date of this Agreement or (ii) provided by Parent and its subsidiaries to its similarly situated employees on the date of this Agreement; provided, however, the health and welfare benefits provided to Company Continuing Employees subject to a collective bargaining agreement shall be subject to the terms of that agreement or any amendment thereof. The Company Continuing Employees covered by this provision will remain at-will employees, subject to the terms of any applicable collective bargaining agreement.

(ii)	With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA or other similar plan, program or arrangement maintained by Parent or any of its subsidiaries, excluding both any defined benefit pension plans maintained by Parent or any of its subsidiaries and any equity compensation arrangements maintained by Parent or any of its subsidiaries (collectively, Parent Benefit Plans) in which any Company Continuing Employee will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be, as if such service were with Parent, for all purposes of such Parent Benefit Plan (including, but not limited to, eligibility, vesting and level of benefits); provided, that such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits or (B) such service was not recognized under the corresponding Plan.

(iii)	Parent shall use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Parent Benefit Plan in which the Company Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company in which the Company Continuing Employees participated. If a Company Continuing Employee commences participation in any health benefit plan of Parent or any of its subsidiaries after the commencement of a calendar year, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Company Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Continuing Employee (and dependents) commences participation.

(iv)

Following the Effective Time, with respect to outstanding incentive compensation accrued by the Company for the fiscal year ending March 31, 2016 and disclosed to Parent, Parent shall cause each Company Continuing Employee to continue to be eligible to receive payment of such incentive compensation under the applicable plan for such fiscal year in accordance with the terms and conditions of such plan as in effect on the Effective Time. In the event that the employment of a Company Continuing Employee is terminated by the Company without “cause” (as such term is defined in the Company’s 2012 Incentive Compensation Plan) on or after the Effective Time, but prior to the payment of such incentive compensation, such Company Continuing Employee shall remain entitled to receive such incentive compensation (which shall be pro-rated to the extent such termination occurs prior to March 31, 2016) based on actual results for such fiscal year. Any pro ration shall be calculated by multiplying such Company Continuing Employee’s bonus entitlement for the full fiscal year ending March 31, 2016 had such termination not otherwise occurred by a fraction, the numerator of which is the number of days that has elapsed between the beginning of such fiscal year and the applicable termination date, and the denominator of which is the total number of days in such fiscal year. Incentive compensation paid pursuant to this Section 6.2(c)(iv) shall be paid at the same time and in the same form as such incentive compensation is paid in the ordinary course of business to all other participants under the applicable plan, without regard to any otherwise applicable continued service requirement.

(v)	This Section 6.2(c) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.2(c), express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.2(c). Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.2(c) shall not create any right in any Company employee or any other person to any continued employment with the Surviving Corporation, Parent or any of their respective subsidiaries or compensation or benefits of any nature or kind whatsoever.

6.3	Covenants of the Company

(a)

Conduct of the Company’s Operations. Between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the Termination Date), except as required by Applicable Law, as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.3(a) of the Company Disclosure Schedule or with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall conduct its operations in the ordinary course and shall use its reasonable best efforts to maintain and preserve its business organization and its material assets, rights and franchises and to retain the services of its officers and key employees and maintain its advantageous business relationships with customers, suppliers, lessees, licensees and other third parties. Without limiting the generality of the foregoing, the Company shall not, except as required by Applicable Law, as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 6.3(a) of the Company Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (the parties acknowledging that any act or transaction referred to in the definition of “Acquisition Proposal” in Section 6.3(c) will be governed by Section 6.3(c) and not this Section 6.3(a)):

(i)	do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) other than dividends or distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (x) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”); (y) required tax withholding in connection with the exercise of Company Stock Options and the vesting of Company Restricted Shares, and other awards pursuant to the Plans; and (z) forfeitures of Company Stock Options and Company Restricted Shares, pursuant to their terms as in effect on the date of this Agreement, (C) grant any person any right or option to acquire any shares of its capital stock or modify the exercise price or vesting period of any Company Stock Options or Company Restricted Shares, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of the Company Stock Options and the vesting or delivery of Company Restricted Shares that, in each case, are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii)	directly or indirectly sell, transfer, lease, license, pledge, mortgage, encumber, subject to any Lien (other than a Permitted Lien) or otherwise dispose of any of its property or assets other than in the ordinary course of business consistent with past practice;

(iii)	make or propose any changes in the Company’s Certificate or the Company’s Bylaws, except as may be required by Applicable Law or the rules and regulations of the SEC or the NYSE MKT;

(iv)	merge or consolidate with any other person;

(v)	acquire (A) any real property or capital stock of any person or (B) any other assets outside of the ordinary course of business consistent with past practice in an amount in excess of $100,000;

(vi)	adopt or enter into a plan of complete and partial liquidation, dissolution, restructuring or recapitalization or other reorganization of the Company or any of its subsidiaries;

(vii)	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other person, except for (x) any indebtedness for borrowed money among the Company and its subsidiaries or among the Company’s subsidiaries, (y) letters of credit issued under the Company’s credit agreements in effect prior to the execution of this Agreement and (z) trade payables, capital lease obligations, or obligations issued or assumed as consideration for services or property, including inventory, in each case, in the ordinary course of business;

(viii)	create any subsidiaries or directly or indirectly sell, transfer, lease, pledge, mortgage, encumber, subject to any Lien or otherwise dispose of any capital stock or other equity interests in existing subsidiaries;

(ix)	hire any new employees except to replace any non-executive employees whose employment terminated after the date of this Agreement or enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant or modify any Company Stock Options, Company Restricted Shares or other equity or incentive awards, salary increases, severance or termination pay to, any officer, director, consultant or employee, or otherwise increase the compensation or benefits provided to any present or former officer, director, consultant or employee except as may be required by Applicable Law, other than customary wage or salary increases in the ordinary course of business consistent with past practice;

(x)	enter into, adopt or amend any Plan, except as may be required to comply with Applicable Law, or as may be required as part of the annual enrollment process;

(xi)	take any action that could give rise to severance benefits payable to any officer, director or employee of the Company as a result of consummation of the Transactions;

(xii)	change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP, SEC rule or policy or Applicable Law, in each case as advised by the Company’s regular independent accountants;

(xiii)	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract or enter into any contract that would be a Material Contract other than in the ordinary course of business consistent with past practice;

(xiv)	modify, amend, terminate, release, assign, or fail to renew or maintain in effect any Company Permits other than in the ordinary course of business; consistent with past practice;

(xv)	(A) incur, authorize or commit to any capital expenditures in excess of the amounts set forth in the most recent capital plan of the Company and its subsidiaries made available to Parent or (B) materially accelerate the timing of any capital expenditures from the most recent capital plan made available to Parent;

(xvi)	permit any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

(xvii)	commence or settle any Action other than commencement of any Action in the ordinary course of business or settlement of any Action (a) for monetary of payment of less than $100,000 individually and $250,000 in the aggregate and (b) that does not impose any material restriction or obligation on the Company or any of its subsidiaries;

(xviii)	loan or advance any money or other property to, or enter into any transaction with, any equity holder, affiliate or current or former director or officer of the Company or any of its subsidiaries;

(xix)	permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

(xx)	agree in writing or otherwise to take any of the foregoing actions.

(b)	Certain Tax Matters.

(i)	During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its respective subsidiaries to: (A) timely file all income and other material Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of such entity; (B) timely pay all material Taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all material Taxes payable but not yet due; and (D) promptly notify the Parent of any actions pending against or with respect to such entity in respect of any amount of material Tax and not settle or compromise any material Tax liability without Parent’s consent, which shall not be unreasonably withheld.

(ii)

Except in the ordinary course of business and consistent with past practice, the Company and its respective subsidiaries shall from the date of this Agreement to the Effective Time (A) not file any material amended Tax Return or claim for a material Tax refund; (B) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes; (C) not settle or compromise any material Tax liability or surrender the right to a material Tax refund; (D)

not make or change any material Tax election; and (E) not change any Tax accounting period or change any material method of Tax accounting, in each case, without the prior written consent of Parent, unless such position, action or election is required pursuant to Applicable Law or the Code.

(c)	Solicitation.

(i)	Definitions. For purposes of this Agreement:

Acceptable Confidentiality Agreement means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company and no less restrictive to the counterparty in any material substantive respect than those contained in the Confidentiality Agreement.

Acquisition Proposal means any proposal, offer or indication of interest made by any person or group of persons (other than Parent, Merger Sub or an affiliate thereof), including any proposal, offer or indication of interest to the Company Stockholders, relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange for more than 25% (in number or voting power) of any class of equity securities of the Company, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its subsidiaries; (ii) any sale, lease, license, exchange, transfer or other disposition of assets (including equity securities of any subsidiary) or businesses that constitute more than 25% of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, issuance, exchange, transfer or other disposition in which the Company or any of its subsidiaries participates and which results in any person beneficially owning more than 25% (in number or voting power) of any class of equity securities or other capital stock of the Company or of any of its subsidiaries; or (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person, together with all affiliates thereof, beneficially owning more than 25% (in number or voting power) of any outstanding class of equity securities or other capital stock of the Company or of any of its subsidiaries.

Superior Proposal means an Acquisition Proposal (provided, that for purposes of the definition of Superior Proposal references to “25%” shall be deemed to be references to “50%”) which the Company Board (A) determines in its good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be more favorable to the Company Stockholders from a financial point of view than the Offer and Merger, taking into account all relevant factors (including, among other things, expected timing, risk of consummation, all terms and conditions, and any proposed changes to this Agreement that may be proposed by the Parent in a binding written offer in response to such Acquisition Proposal).

Excluded Party means any person or group of related persons from whom the Company has received, prior to the Solicitation Period End Date, a written Acquisition Proposal that the Board of Directors of the Company reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor (such determination to be made no later than two (2) Business Days prior to the Solicitation Period End Date), is or could reasonably be expected to result in a Superior Proposal; provided that any such person or group of related persons shall cease to be an “Excluded Party” if such person or group of related persons ceases to be engaged in active discussions with the Company concerning such Acquisition Proposal or if such person or group of related persons ceases to represent at least 50% of the equity financing of the group of persons continuing to engage in active discussions with the Company concerning such Acquisition Proposal.

Intervening Event means a material event or circumstance relating to the business, results of operations, assets or financial condition of the Company or its subsidiaries that is unknown to and not reasonably foreseeable by the Company Board as of the date hereof and which event or circumstance occurs or arises after the date hereof and becomes known to the Company Board prior to the Acceptance Date; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any inquiry relating thereto or to the consequences thereof constitute an Intervening Event.

(ii)

During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is forty (40) days after the date of this Agreement (the Solicitation Period End Date), the Company and its Representatives shall be permitted to, and shall have the right to, directly or indirectly, (A) solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (B) participate in discussions or negotiations regarding, and furnish to any person information (including non-public information and data) with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, an Acquisition Proposal (provided that the person has executed an Acceptable Confidentiality Agreement and that the Company promptly (and in any event within forty-eight (48) hours) provides Parent with any material non-public information about the Company that is provided to any such person to the extent such information has not previously been provided to Parent), and (C) subject to Section 6.3(c)(vi) hereof, authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) any Superior Proposal. Parent and its

Representatives shall not, directly or indirectly, contact, discourage, interfere with or participate in discussions with, any person that, to Parent’s knowledge, has made, or is considering or participating in discussions or negotiations with the Company or its Representatives regarding an Acquisition Proposal. No later than 12:00 noon (New York City time) on the Business Day immediately following the Solicitation Period End Date, the Company shall identify each Excluded Party and, along with such notice, provide Parent with a copy of the Acquisition Proposal submitted by such person on the basis of which the Company Board made the determination that such person shall be an Excluded Party.

(iii)	Subject to Sections 6.3(c)(iv)-(vi) below, and except as it may relate to an Excluded Party, (A) on the Solicitation Period End Date, the Company shall, and shall direct its Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal and (B) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the Termination Date, the Company agrees that it and its Representatives shall not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (2) participate in any negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the Company’s knowledge, is considering making an Acquisition Proposal, (3) engage in discussions regarding an Acquisition Proposal with any person that has made or, to the Company’s knowledge, is considering making an Acquisition Proposal, except to notify such person as to the existence of the provisions of this Section 6.3(c), (4) approve, endorse, or recommend any Acquisition Proposal, (5) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal, (6) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Parent, Merger Sub or their Representatives) with respect to, or which would reasonably be expected to result in, an Acquisition Proposal, or (7) exempt any person from the restrictions contained in any state takeover or similar laws. Notwithstanding the commencement of the obligations of the Company under this Section 6.3(c)(iii), the Company may continue to engage in activities permitted in Section 6.3(c)(ii) with respect to an Excluded Party until the Acceptance Date, including with respect to any amended or revised proposal submitted by such Excluded Party.

(iv)

Notwithstanding the limitations set forth in Section 6.3(c)(iii), at any time from the Solicitation Period End Date and continuing until the earlier of the Acceptance Date and the Termination Date, if the Company receives an unsolicited bona fide written Acquisition Proposal which (A) does not result from a material breach of the Company’s obligations pursuant to Section 6.3(c), (B) which (i) constitutes a Superior Proposal or (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, would reasonably be expected to result in a Superior Proposal and (C) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders under Applicable Law, then the Company may take the following actions: (x) furnish non-public information to the person making such Acquisition Proposal (provided that the person has executed an Acceptable Confidentiality Agreement and that the Company promptly provides Parent with any material non-public information about the Company that is provided to any such person to the extent such information has not previously been provided to Parent) and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal. Prior to taking any of the actions described in the foregoing clauses (x) and (y), the Company shall give written notice to Parent of any such determination by the Company’s Board, which notice shall describe in reasonable detail the basis for such determination; provided that this Section 6.3(a)(iv) shall not apply to Acquisition Proposals (or amendments or modifications thereto) made by Excluded Parties, which are governed by Section 6.3(a)(ii).

(v)	Other than in accordance with this Section 6.3(c)(v) and Section 6.3(c)(vi), the Company Board shall not: (A) withdraw, modify, amend or qualify, or propose publicly to withdraw, modify, amend or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation; (B) approve, adopt or recommend any Acquisition Proposal or enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect thereto; (C) exempt any person from the restrictions contained in any state takeover or similar laws; or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents (each of the foregoing, a Change of Recommendation). Notwithstanding the foregoing, other than in connection with an Acquisition Proposal (which is covered by Section 6.3(c)(vi) hereof), the Company Board may, in response to an Intervening Event, at any time prior to the Acceptance Date, make a Change of Recommendation if the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary obligations to the Company Stockholders under Applicable Law; provided, that the Company provides Parent written notice at least forty-eight (48) hours in advance of the Change of Recommendation advising Parent that it intends to take such action and specifying the Intervening Event in reasonable detail.

(vi)	Notwithstanding anything else in this Agreement to the contrary, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned and that has not resulted from a material breach of the Company’s obligations under this Section 6.3, the Company Board may, at any time prior to the Acceptance Date, (x) make a Change of Recommendation if the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders under Applicable Law and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y) unless concurrently with such termination, the Company pays the Termination Fee (defined below) in full; and provided, further, that the Company Board shall not take any of the foregoing actions unless:

(A)	the Company shall have provided prior written notice to Parent of its intention to take such action, at least seventy-two (72) hours in advance of taking such action with respect to such Superior Proposal (the Notice Period), which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof;

(B)	after providing such notice and prior to effecting any such actions, the Company shall, during the Notice Period, negotiate with Parent or its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or would cause the Acquisition Proposal no longer to be a Superior Proposal, as reasonably determined by the Company Board, and make the Company’s Representatives available for such negotiations; and

(C)	the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

In the event of any amendment to the financial terms or any other material revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(c)(vi) with respect to such new written notice, except that the Notice Period shall be reduced to forty-eight (48) hours (rather than the seventy-two (72) hours otherwise contemplated by this Section 6.3(c)(vi)).

(vii)	No Change of Recommendation shall change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions. However, after the Termination Date, the state takeover statutes will apply to any offer, stock purchase or other action by Parent that triggers those measures.

(viii)	After the Solicitation Period End Date, the Company shall promptly (and, in any event, within one (1) business day) notify Parent of any Acquisition Proposal or any request for non-public information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal. That notice shall indicate the material terms and conditions of the Acquisition Proposal and thereafter the Company shall keep Parent reasonably informed, on a current basis, of the status and terms of any such Acquisition Proposal or material changes thereto.

(ix)	Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with its disclosure obligations with respect to an Acquisition Proposal (including making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the its outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders under Applicable Law or under its obligations under federal securities laws or the NYSE MKT) or from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Notwithstanding anything in this Agreement to the contrary except for the next sentence of this Section 6.3(c)(ix), disclosure that the Company Board has determined that any person or group is an Excluded Party and information related to the Acquisition Proposal of such person or group (including the identity of the person or group and the terms and conditions of such Acquisition Proposal) shall not be deemed to be a Change of Recommendation if made prior to the Acceptance Date. Any of the foregoing disclosure other than (i) a factually accurate statement by the Company that only describes the Company’s receipt of an Acquisition Proposal, the identity of the person or group making such proposal, the terms and conditions thereof, and the operation of this Agreement with respect thereto and contains a “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, or (iii) an express reaffirmation of the Company Board Recommendation shall be deemed to be a Change of Recommendation.

(d)	Transaction Litigation. Until the Termination Date, the Company shall provide Parent an opportunity to participate in, but not control, the defense or settlement of (which shall include the right to review and to propose comments to all material filings or responses to be made by the Company in connection with) any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement, including the Merger, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent to any material filings or responses made in connection with such litigation. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company enter into, agree to or disclose any full or partial settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Each of Parent and the Company shall notify the other promptly of the commencement of any such stockholder litigation of which it has received notice and keep the other party reasonably informed with respect to the status of any such stockholder litigation.

(e)	Compensation Arrangements. Prior to the Acceptance Date, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

(f)	Access. The Company shall permit Parent and its Representatives to have appropriate access at all reasonable times and upon reasonable advance notice to the Company’s premises, properties, books, records, contracts, documents, customers and suppliers as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any of its subsidiaries); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to violate any Applicable Law. Parent will keep the information obtained pursuant to this Section 6.3(f) or in connection with this Agreement confidential in accordance with the terms of the Confidentiality Agreement.

(g)	Stock Exchange De-Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of the NYSE MKT to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE MKT and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(h)	Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE 7

CONDITIONS

7.1	Conditions to the Obligations of Each Party

The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a)	No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (each, a Restraint), whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits the consummation of the Merger, but only for so long as such Restraint remains in effect.

(b)	Merger Sub shall have irrevocably accepted for purchase all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1	Termination

This Agreement may be terminated and the Offer, the Merger and the Transactions may be abandoned at any time prior to the Effective Time:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company, if there shall be any Restraint that prevents or prohibits the consummation of the Offer, the Merger or the Transactions, which is final and non-appealable; provided, however, that, subject to Section 6.1(a)(iv), (i) the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove such Restraint and (ii) the right to terminate this Agreement shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or controlled affiliate’s failure to perform in any material respect any covenant or obligation under this Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of any such Restraint;

(c)	by either Parent or the Company, if (i) the Acceptance Date shall not have occurred by March 31, 2016 (the Offer Outside Date) or (ii) the Offer is terminated or withdrawn to the extent permitted under the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or affiliate’s failure to perform in any material respect any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Acceptance Date to occur on or before the Offer Outside Date or the termination or withdrawal of the Offer (as permitted by the terms of this Agreement);

(d)	by Parent if the Company Board shall have made a Change of Recommendation (whether or not in compliance with Section 6.3(c));

(e)	by Parent or the Company if, prior to the Acceptance Date (i) the terminating party is not in material breach of its obligations under this Agreement and (ii) there shall have been a breach in any material respect by the other party or its affiliates of any of its covenants, obligations or agreements contained in this Agreement and such breach shall not have been cured within thirty (30) days (but not later than the Business Day immediately preceding the Outside Offer Date) after notice thereof shall have been received by the party alleged to be in breach, except that no such cure period shall be required for a breach which by its nature cannot be cured on or prior to the Outside Offer Date;

(f)	by Parent if, prior to the Acceptance Date, the Company has breached any of its representations and warranties in Article 5 of this Agreement and as a result thereof, the condition set forth in paragraph (d) of Annex A hereto could not be satisfied, and such breach is not cured within thirty (30) days after notice thereof shall have been received by the Company (but not later than the Business Day immediately preceding the Outside Offer Date), except that no such cure period shall be required for a breach which by its nature cannot be cured on or prior to the Outside Offer Date;

(g)	by the Company, prior to the Acceptance Date, if Parent or Merger Sub have breached any of their representations and warranties in Article 4 of this Agreement and (i) such breach is not cured within thirty (30) days (but not later than the Business Day immediately preceding the Outside Offer Date) after notice thereof shall have been received by the Parent or Merger Sub and (ii) such breach could be reasonably expected to prevent or materially impair or delay the consummation of the Offer, the Merger or the Transactions, except that no such cure period shall be required for a breach which by its nature cannot be cured on or prior to the Outside Offer Date; or

(h)	by the Company, prior to the Acceptance Date, in compliance with Section 6.3(c)(vi) hereof.

8.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than Sections 6.3(f), this Section 8.2, Section 8.3 and the applicable definitional and interpretive provisions of Article 9, which will survive termination; provided, however, that, no such termination shall relieve any party from any liability or damages for any willful or intentional breach of this Agreement or fraud, but in any case, subject to the limitations set forth in last paragraph of Section 8.3.

8.3	Termination Fee

The Company shall pay to Parent the sum of $7,000,000 (the Termination Fee) on the terms provided below upon the occurrence of any of the following events:

(a)	Offer Outside Date/Offer Terminated and Pending Acquisition Proposal. The Agreement has been validly terminated by Parent or the Company pursuant to Section 8.1(c), and (i) prior to the time of such termination, there was a publicly announced proposal by a third party contemplating an Acquisition Proposal, (ii) such proposal was pending at the time of such termination and had not been publicly withdrawn, (iii) Parent has not materially breached any provision of this Agreement and failed to cure that breach at or prior to the time of the termination of this Agreement, and (iv) within nine (9) months after the termination of this Agreement, any Acquisition Proposal is consummated by the Company or the Company has entered into a definitive agreement with respect thereto. The Termination Fee shall be payable by the Company to Parent within two business days after the consummation of the Acquisition Proposal. For purposes of this Section 8.3(a), the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(b)	Withdrawal of Support by Company Board; Acquisition Proposal. This Agreement has been validly terminated by Parent pursuant to Section 8.1(d) or the Company pursuant to Section 8.1(h), and the Parent has not materially breached any provision of this Agreement and failed to cure that breach at or prior to the time of termination of this Agreement. The Termination Fee shall be payable by the Company within two Business Days after such termination by Parent and at or prior to such termination by the Company. In the event of a termination by the Company pursuant to Section 8.1(h) prior to the Solicitation Period End Date or, if after the Solicitation Period End Date, only if the Company enters into a definitive agreement with an Excluded Party with respect to a Superior Proposal prior to the date of termination, then the Termination Fee hereunder will be reduced to $5,000,000.

(c)

Breach. This Agreement has been validly terminated by Parent pursuant to Section 8.1(e) or (f), and (i) at the time of termination there is a publicly announced proposal by a third party contemplating an Acquisition Proposal that is pending and has not otherwise been publicly withdrawn, (ii) Parent has not materially breached any provision of this Agreement at or prior to the time of the termination of this Agreement, and (iii) within nine (9) months after the termination of this Agreement, any Acquisition Proposal is consummated by the Company or the Company has entered into a definitive agreement with respect thereto. The Termination Fee shall be payable by the Company to Parent within two Business Days after the consummation of the Acquisition Proposal. For purposes of this Section 8.3(c), the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee becomes payable pursuant to this Section 8.3 and is paid in accordance with this Agreement, the receipt of such fee shall be deemed to be the exclusive remedy for any breach and any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Representatives in connection with this Agreement (and the termination or breach hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, Merger Sub, any of their respective Representatives or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, its affiliates and its and their respective Representatives arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination, whether for damages or specific performance of this Agreement. In no event will the Company be required to pay the Termination Fee on more than one occasion.

8.4	Amendment

Subject to Applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the parties; provided, however, that no amendment shall be made to this Agreement that requires the approval of Company Stockholders under Delaware law or the rules of NYSE MKT, without such approval.

8.5	Extension; Waiver

At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions (except for the Minimum Condition) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law.

ARTICLE 9

MISCELLANEOUS

9.1	Survival of Representations and Warranties

The representations and warranties made herein or in any certificate or other writing delivered at the Expiration Date or the Closing by the parties shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement. Any such covenant or agreement shall survive the Effective Time in accordance with their terms.

9.2	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile or email (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

TransDigm Group Incorporated

1301 East Ninth Street, Suite 3000

Cleveland, Ohio 44114

Attention: W. Nicholas Howley, Chairman and Chief Executive Officer;

Halle Fine Terrion, General Counsel and Chief Compliance Officer

Facsimile: (216) 706-2937

E-mail: hterrion@transdigm.com

with a copy to:

Baker & Hostetler LLP

1900 East 9th Street, Suite 3200

Cleveland, Ohio 44114

Attention: John M. Gherlein; John J. Harrington

Telecopy No.: (216) 696-0740

E-mail: jgherlein@bakerlaw.com; jharrington@bakerlaw.com

(b)	if to the Company:

Breeze-Eastern Corporation

35 Melanie Lane

Whippany, New Jersey 07981

Attention: Mark M. McMillin, General Counsel and Corporate Secretary

Telecopy No.: (973) 739-9333

E-mail: mmcmillin@breeze-eastern.com

with a copy to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

Attention: Mitchell S. Presser; Doug Bacon

Telecopy No.: (212) 277-4000

E-mail: mitchell.presser@freshfields.com; doug.bacon@freshfields.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally or by overnight courier, when dispatched, if sent by facsimile, subject to confirmation of uninterrupted transmission by a transmission report, and upon confirmation of receipt, if emailed; provided that any notice dispatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next Business Day.

9.3	Interpretation

(a)

Generally. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Annexes or Disclosure Schedules of or to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in such Annexes or Disclosure Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a business day, the period shall end on the next succeeding business day. For purposes of this Agreement, a “subsidiary” when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries). For purposes of this Agreement, knowledge of the Company shall mean the actual knowledge, following reasonable inquiry, of the individuals set forth in Section 9.3(a) of the Company Disclosure Schedule. For purposes of this Agreement, Applicable Laws mean any applicable federal, state, regional, local or foreign law, statute, ordinance, rule, regulation or Order. For purposes of this Agreement, person means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” defined in Section 13(d)(3) of the Exchange Act), trust, association, or entity of government, political subsidiary, agency or instrument of government.

(b)

Material Adverse Effect. For the purposes of any provision of this Agreement, a Material Adverse Effect means any event, occurrence, fact, condition or change, individually or in the aggregate, that has occurred (x) which has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (y) that has or would be reasonably expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that, with respect to clause (x) above, a Material Adverse Effect shall not include (either alone or in combination) any change in or effect upon the Company or any of its subsidiaries, directly or indirectly, arising out of or attributable to: (i) conditions generally affecting the industry in which the Company and its subsidiaries operate, or the U.S. economy as a whole or in any location where the Company or its subsidiaries have material operations; (ii) general economic conditions in the U.S. or any other country in the world in which the Company and its subsidiaries, taken as a whole, conduct material operations or have material sales or supplier relationships; (iii) conditions generally affecting the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world in which the Company and its subsidiaries, taken as a whole, conduct material operations or have material sales or supplier relationships; (iv) acts of war, sabotage, or terrorism or political conditions in the U.S. or any other country in the world in which the Company and its subsidiaries, taken as a whole, conduct material operations; (v) the Transactions, including the announcement or pendency of this Agreement and the Transactions, including to the extent arising therefrom, (A) the termination of (or the failure to renew or enter into) contracts with actual or potential customers, suppliers, or disruption in the relationship of the Company with any of its customers, suppliers, distributors, venture partners, or other business partners, or (B) the loss or departure of any officer or employees of the Company; (vi) the taking of any action expressly approved or consented to by the Parent in writing or otherwise taken at the request of Parent; (vii) the failure to take any action specifically prohibited by this Agreement or otherwise agreed to in writing by Parent; (viii) any change in accounting requirements or principles or any change in Applicable Laws, or the interpretation of them; (ix) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); (x) failure by the Company to meet internal projections or forecasts, or published revenue or earnings predictions (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); (xi) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or the Transactions; or (xii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements as of the date of this Agreement that are disclosed in Section 5.16 of the Company Disclosure Schedule; provided, however, that any event, change or effect referred to in clauses (i), (ii), (iii) or (iv) shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industry in which the Company and its subsidiaries conduct their businesses (in which case, only such disproportionate effect on the Company and its subsidiaries shall be so taken into account).

9.4	Other Definitions

Annex B sets forth a list of other terms that are defined in this Agreement and the respective Sections of this Agreement that include those definitions.

9.5	Counterparts

This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6	Entire Agreement

This Agreement (including the documents and the instruments referred to herein and delivered in connection with the Transactions, including the Company Disclosure Schedule), the Support Agreements and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.7	Third-Party Beneficiaries

Except for the agreements set forth in Section 6.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.8	Governing Law

This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.9	Consent to Jurisdiction; Venue.

(a)	Each of the parties irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any suit, action or proceeding arising out of or relating to this Agreement or the Transactions and irrevocably waives, to the fullest extent permitted by Applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of venue of any suit, action, or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.10	Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.11	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.12	Expenses

All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

9.13	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.14	Specific Performance

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), specific performance being in addition to any other remedy to which the parties are entitled in accordance with this Agreement. The Company, on the one hand, and Parent and the Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties) or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have signed this Agreement as of the date first written above.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	Executive Vice President and Chief Financial Officer

HOOK ACQUISITION SUB INC.

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	President

BREEZE-EASTERN CORPORATION

By:	/s/ Brad Pedersen
Name:	Brad Pedersen
Title:	President and CEO

ANNEX A

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

Notwithstanding any other provision of this Agreement to the contrary, neither Parent nor Merger Sub shall be required to accept for purchase or, subject to any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for purchase of or payment for, any shares of Company Common Stock tendered pursuant to the Offer, and may extend, terminate or amend the Offer, subject to the terms and conditions of the Agreement, if immediately prior to the Expiration Date, (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions shall exist:

(a)	(x) any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall not have expired or shall not have been terminated and (y) all other Required Regulatory Approvals shall not have been obtained;

(b)	any Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Restraint, whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits the consummation of the Offer, the Merger or any of the Transactions;

(c)	since the date of this Agreement, any change, event or occurrence has occurred, other than as set forth in the Company Disclosure Schedule, that has had a Material Adverse Effect;

(d)	any representation or warranty of the Company set forth in Section 5.4(a) shall not be true and correct in all respects (except where the failure to be true and correct in all respects is, individually or in the aggregate, de minimis); any representation or warranty of the Company in the first sentence of Section 5.1 or in Section 5.2, 5.3, 5.4(b), 5.6, 5.11(i), 5.23, 5.24 or 5.25 in this Agreement, shall not be true and correct in all material respects; and any other representation or warranty of the Company set forth in this Agreement shall not be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) as of the date of such determination as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(e)	the Company shall have breached in any material respect any covenants, obligations or agreements of the Company under this Agreement to be performed prior to the Acceptance Date and such breach shall not have been cured;

(f)	the Company shall not have furnished Parent with a certificate dated as of the Acceptance Date signed on its behalf by the Company’s Chief Executive Officer or another officer serving in such capacity to the effect that to his knowledge, the conditions set forth in clause (d) and (e) of this Annex A shall not have occurred;

(g)	the Company Board (or a special committee thereof) shall have made a Change of Recommendation;

(h)	the Agreement shall have been terminated in accordance with its terms; or

(i)	Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for purchase of shares of Company Common Stock thereunder.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion; provided that nothing herein shall relieve any party from any obligation or liability such party has under the Agreement; provided, further, that the Minimum Condition may not be waived. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX B

DEFINED TERMS

Acceptable Confidentiality Agreement has the meaning set forth in Section 6.3(c)(i).

Acceptance Date has the meaning set forth in Section 1.1(f).

Acquisition Proposal has the meaning set forth in Section 6.3(c)(i).

Action has the meaning set forth in Section 5.10.

Agreement has the meaning set forth in the preface above.

Applicable Laws has the meaning set forth in Section 9.3(a).

Aviation Regulations has the meaning set forth in Section 5.27.

Bid has the meaning set forth in Section 5.22.

Book Entry Shares has the meaning set forth in Section 1.1(f).

Business Day means a day, other than a Saturday or Sunday or other day on which commercial banks are authorized or required to remain closed in the state of New York.

Certificate of Merger has the meaning set forth in Section 2.2.

Certificates has the meaning set forth in Section 1.1(f).

Change of Recommendation has the meaning set forth in Section 6.3(c)(v).

Closing has the meaning set forth in Section 2.2.

Closing Date has the meaning set forth in Section 2.2.

Code means the Internal Revenue Code of 1986, as amended.

Company has the meaning set forth in the preface above.

Company Board means the Board of Directors of the Company.

Company Board Recommendation has the meaning set forth in Section 5.24.

Company Common Stock has the meaning set forth in Section A of the Preliminary Statements.

Company Continuing Employee has the meaning set forth in Section 6.2(c)(i).

Company Disclosure Schedule has the meaning set forth in the preface to Article 5.

Company Government Contract has the meaning set forth in Section 5.22.

Company Government Subcontract has the meaning set forth in Section 5.22.

Company Indemnified Parties has the meaning set forth in Section 6.2(a)(i).

Company Licensed Software has the meaning set forth in Section 5.13(c).

Company Permits has the meaning set forth in Section 5.20.

Company Preferred Stock has the meaning set forth in Section 5.4(a).

Company Proprietary Software has the meaning set forth in Section 5.13(c).

Company Restricted Share has the meaning set forth in Section 3.3(b).

Company SEC Documents has the meaning set forth in Section 5.7(a).

Company Software has the meaning set forth in Section 5.13(c).

Company Stock Option has the meaning set forth in Section 3.3(a).

Company Stockholders means the stockholders of the Company.

Competition Laws has the meaning set forth in Section 4.3(d).

Confidentiality Agreement means that certain confidentiality agreement, dated as of August 29, 2015, by and between the Company and Parent.

Contract has the meaning set forth in Section 5.17.

Controlled Group Liability has the meaning set forth in Section 5.16(a).

Delaware Secretary of State has the meaning set forth in Section 2.2.

Disbursing Agent has the meaning set forth in Section 3.2(a).

Disbursing Agent Agreement has the meaning set forth in Section 3.2(a).

Dissenting Shares has the meaning set forth in Section 3.5.

Dissenting Stockholders has the meaning set forth in Section 3.5.

DGCL means the Delaware General Corporation Law.

Effective Time has the meaning set forth in Section 2.2.

Environment has the meaning set forth in Section 5.21.

Environmental Laws has the meaning set forth in Section 5.21.

Environmental Permit has the meaning set forth in Section 5.21.

ERISA has the meaning set forth in Section 5.16(a).

ERISA Affiliate has the meaning set forth in Section 5.16(a).

Exchange Act has the meaning set forth in Section 1.1(a).

Excluded Party has the meaning set forth in Section 6.3(c)(i).

Existing Policy has the meaning set forth in Section 6.2(a)(ii).

Expiration Date has the meaning set forth in Section 1.1(c).

FAA has the meaning set forth in Section 5.27.

GAAP has the meaning set forth in Section 5.7(b).

Government Officials has the meaning set forth in Section 5.9(b).

Governmental Authority has the meaning set forth in Section 4.3(d).

Hazardous Materials has the meaning set forth in Section 5.21.

HSR Act has the meaning set forth in Section 4.3(d).

Intellectual Property has the meaning set forth in Section 5.13(a).

Intervening Event has the meaning set forth in Section 6.3(c)(i).

Know-How means all existing and available technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae.

Lien has the meaning set forth in Section 4.3(b).

Material Adverse Effect has the meaning set forth in Section 9.3(b).

Material Contract has the meaning set forth in Section 5.17.

Measurement Date has the meaning set forth in Section 5.4(a).

Merger has the meaning set forth in Section B of the Preliminary Statements.

Merger Consideration has the meaning set forth in Section 3.1(b).

Merger Sub has the meaning set forth in the preface above.

Merger Sub Common Stock has the meaning set forth in Section 3.1(a).

Minimum Condition has the meaning set forth in Section 1.1(b).

Multiemployer Plan has the meaning set forth in Section 5.16(f).

Multiple Employer Plan has the meaning set forth in Section 5.16(f).

Notice Period has the meaning set forth in Section 6.3(c)(vi)(A).

NYSE means the New York Stock Exchange.

NYSE MKT means the NYSE MKT LLC, formerly known as the American Stock Exchange.

Offer has the meaning set forth in Section 1.1(a).

Offer Documents has the meaning set forth in Section 1.1(g).

Offer Outside Date has the meaning set forth in Section 8.1(c).

Offer to Purchase has the meaning set forth in Section 1.1(g).

Open Source Materials has the meaning set forth in Section 5.13(c).

Option Schedule has the meaning set forth in Section 5.4.

Order means any judgment, order, decision, writ, injunction, decree, stipulation or legal arbitration award of, or promulgated or issued by, any Governmental Authority.

Owned Intellectual Property has the meaning set forth in Section 5.13(c).

Parent has the meaning set forth in the preface above.

Parent Benefit Plans has the meaning set forth in Section 6.2(c)(ii).

Per Share Amount has the meaning set forth in Section 1.1(a).

Permitted Investments has the meaning set forth in Section 3.2(a).

Permitted Lien has the meaning set forth in Section 5.14(a).

Plans has the meaning set forth in Section 5.16(a).

Program Code has the meaning set forth in Section 5.13(c).

Qualified Plan has the meaning set forth in Section 5.16(c).

Real Property has the meaning set forth in Section 5.14.

Real Property Lease has the meaning set forth in Section 5.14(e).

Release has the meaning set forth in Section 5.21.

Required Regulatory Approvals has the meaning set forth in Section 4.3(d).

Representative has the meaning set forth in Section 1.2(c).

Restraint has the meaning set forth in Section 7.1(a).

Schedule 14D-9 has the meaning set forth in Section 1.2(b).

Schedule TO has the meaning set forth in Section 1.1(g).

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, (together with the rules and regulations thereunder).

Software has the meaning given in Section 5.13(c).

Solicitation Period End Date has the meaning set forth in Section 6.3(c)(ii).

SOX has the meaning set forth in Section 5.7(c).

Superior Proposal has the meaning set forth in Section 6.3(c)(i).

Support Agreements has the meaning set forth in the preface above.

Surviving Corporation has the meaning set forth in Section 2.1.

Tax Returns has the meaning set forth in Section 5.12.

Taxes has the meaning set forth in Section 5.12.

Tender Offer Conditions has the meaning set forth in Section 1.1(b).

Termination Date has the meaning set forth in Section 6.3(a).

Termination Fee has the meaning set forth in Section 8.3.

Transactions has the meaning set forth in Section 1.2(c).

EXHIBIT A

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of November     , 2015 (this “Agreement”), is among TransDigm Group Incorporated, a Delaware corporation (“Parent”), Hook Acquisition Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned stockholders of Breeze-Eastern Corporation, a Delaware corporation (the “Company”) set forth on Schedule I attached hereto (each a, “Stockholder” and together, the “Stockholders”).

WHEREAS, each Stockholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) the number of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) set forth opposite such Stockholder’s name on Schedule I hereto;

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”), to provide for (i) the making of a cash tender offer (such cash tender offer, as it may be amended from time to time in accordance with the terms of the Merger Agreement, the “Offer”) to purchase all outstanding shares of the Company Common Stock, and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as an inducement to and condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Agreement to Tender.

(a) Each Stockholder hereby agrees to validly tender or cause to be tendered in the Offer all shares of Company Common Stock currently beneficially owned by such Stockholder and any additional shares of Company Common Stock with respect to which such Stockholder becomes the beneficial owner (including, without limitation, by purchase, by the exercise of Company Stock Options or otherwise) after the date of this Agreement (collectively, but excluding any shares that are disposed of in compliance with Section 7(b), the “Subject Shares”) pursuant to and in accordance with the terms of the Offer no later than ten (10) Business Days after the receipt by such Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including the letter of transmittal in the case of certificated Subject Shares. In furtherance of the foregoing, at the time of such tender, each Stockholder shall (i) deliver to the Disbursing Agent designated in the Offer (A) a letter of transmittal with respect to the Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Disbursing Agent may reasonably request) in the case of a book-entry transfer of any Subject Shares and (C) all other documents or instruments, to the extent applicable, in the form required to be delivered by the other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that once the Subject Shares are tendered, such Stockholder will not withdraw or cause to be withdrawn any of the Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 13.

(b) If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated prior to the Acceptance Date, Parent and Merger Sub shall promptly return, and shall cause the Disbursing Agent to return, all tendered Shares to the registered holders of the Shares tendered in the Offer (and in connection with the foregoing, Merger Sub shall direct the Disbursing Agent to so return such tendered Shares within three (3) Business Days of any such termination or withdrawal).

2.	Voting of Subject Shares; Irrevocable Proxy.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, or as part of or in connection with any action by written consent in lieu of meeting of stockholders of the Company, each Stockholder shall, or shall cause the holder of record on any applicable record date to, vote, or express consent or dissent with respect to, the Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (i) against (A) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (B) any other transaction the consummation of which would reasonably be expected to prevent or materially delay or interfere with the Offer or the Merger, or (C) any action, proposal, transaction or agreement that would reasonably be expected to result in (x) a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder under this Agreement or (y) the failure of any Tender Offer Condition to be satisfied, and (ii) in favor of any other matter necessary for consummation of the Transactions, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.

(b) Each Stockholder, revoking (or causing to be revoked) any proxies that it has heretofore granted, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (i) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 2(a); (ii) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to the Subject Shares in accordance with the provisions of Section 2(a) at any such meeting; and (iii) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 2(a), all written consents with respect to the Subject Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable and shall not be terminated by operation of law or

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upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 13. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 2(a) hereof. The irrevocable proxy set forth in this Section 2(b) is executed and intended to be irrevocable, subject, however, to automatic termination, upon the termination of this Agreement pursuant to Section 13. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.

3. Documentation and Information. No Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by Applicable Law. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law (based on the advice of outside legal counsel) in any press release, the Offer Documents, the Company’s Schedule 14D-9 (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Merger and the other Transactions and (b) agrees to promptly give to Parent and the Company any information they may reasonably require for the preparation of any such disclosure documents. Parent agrees to provide Stockholders and their counsel a reasonable opportunity to review and comment on the disclosures with respect to the Stockholders authorized by the previous sentence, and will give good faith consideration to any comments raised by the Stockholders and their counsel; provided, however, that Parent will not be required to provide any Stockholder or its counsel the opportunity to review any disclosures authorized by the previous sentence if the information with respect to such Stockholder in such disclosures has previously been publicly filed in compliance with the foregoing provisions. Nothing in the foregoing sentence shall limit the ability of a Stockholder to make announcements to its respective limited partners that are consistent in all material respects with prior public disclosures regarding the transactions contemplated hereby. Each Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to promptly give to each Stockholder any information regarding Parent and Merger Sub that such Stockholder reasonably requires for the preparation of any documents that such Stockholder is required to file with the SEC in connection with the transactions contemplated hereby, including the filing of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act.

4. No Solicitation of Acquisition Proposals. During the Agreement Period, each Stockholder shall not, and shall not knowingly permit any director, partner, officer, employee, accountant, consultant, legal counsel, investment banker, financial advisor, broker, finder or agent or other representative (each, a “Representative”) of such Stockholder to (a) directly or indirectly, solicit, initiate, encourage or facilitate any inquiry, offer or proposal with respect to, or that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or a

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proposal to acquire any of the Subject Shares (except in connection with a Transfer of Subject Shares that is permitted under Section 7(b)) or (b) directly or indirectly, enter into, continue or otherwise engage or participate in any discussions or negotiations with respect to an Acquisition Proposal or provide information to any Person with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal or a proposal to acquire any of the Subject Shares (except in connection with a Transfer of Subject Shares that is permitted under Section 7(b)). Notwithstanding the foregoing, this Section 4 shall not (x) require the Stockholders to attempt to limit or restrict any Representative that is an officer or director of the Company from acting in such person’s capacity as an officer or director of the Company, as provided in Section 9 hereof, or (y) prevent any Representative of a Stockholder from providing any analytical support services to the Company or its Board of Directors in connection with the process contemplated by Section 6.3(c) of the Merger Agreement.

5. Representations and Warranties of Stockholders. Each Stockholder represents and warrants (severally and not jointly) to Parent and Merger Sub as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof, as of the Acceptance Date and, if the Subject Shares have not been previously accepted for payment pursuant to the Offer, as of the Effective Time):

(a) Organization. Such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization. Such Stockholder has all requisite corporate, limited liability company, partnership or trust power and authority to enter into and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company, partnership or trust action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(c) No Violation.

(i) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (A) conflict with, or result in violation of any provision of its certificate or articles of incorporation, bylaws or similar organizational documents, (B) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Stockholder under any of the terms, conditions or

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provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which such Stockholder is a party or (C) assuming compliance with the matters referred to in Section 5(c)(ii), violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or its properties or assets, except, in the case of clauses (B) and (C), for such matters as would not, individually or in the aggregate, reasonably be expected to prevent, delay, impair or otherwise adversely affect, in each case, in any material respect, the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(ii) No action or consent or approval of, or review by, or registration or filing by such Stockholder with, any Governmental Authority is required in connection with the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of its obligations hereunder, except for filings that may be required under the HSR Act or any other applicable Competition Law or under federal securities law, including the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, or the securities laws of any state or other jurisdiction.

(d) Ownership of Subject Shares. As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b) or accepted for payment pursuant to the Offer) at all times during the Agreement Period (as defined below) will be, the beneficial owner of, and have good and marketable title to, such Subject Shares with no restrictions on such Stockholder’s rights of disposition pertaining thereto. Other than as provided in this Agreement (including as set forth on Schedule I hereto), such Stockholder has, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b)) at all times during the Agreement Period will have, the sole power, directly or indirectly, to vote, dispose of, exercise and convert, as applicable, the Subject Shares, and to demand or waive any appraisal rights or issue instructions pertaining to the Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights (except as imposed by Applicable Law or pursuant to Company policies and procedures governing trading in the Company’s securities), and, as such, has, and (except with respect to any Subject Shares Transferred in accordance with Section 7(b)) at all times during the Agreement Period will have, the complete and exclusive power to, directly or indirectly, (i) issue (or cause the issuance of) instructions with respect to the matters set forth in this Agreement, (ii) agree to all matters set forth in this Agreement and (iii) demand and waive any applicable appraisal or dissent rights. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of shares of the Company Common Stock set forth on the signature page hereof are the only shares of Company Common Stock beneficially owned by such Stockholder on the date of this Agreement. Other than the Subject Shares, such Stockholder does not own any shares of Company Common Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company. Except as provided in this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which Stockholder is a party obligating such Stockholder to Transfer or cause to be Transferred, any of the Subject Shares. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

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(e) No Proxies. Except as set forth on Schedule I hereto, none of the Subject Shares are subject to any voting agreement or proxy.

(f) Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened against or otherwise affecting, such Stockholder or any of its properties or assets (including the Subject Shares) that could reasonably be expected to impair in any material respect the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of its own choosing. None of Parent, Merger Sub or the Company, or their respective counsel, has provided advice to such Stockholder with respect to this Agreement or the validity or effect of this Agreement. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in its or his capacity as such.

6. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholders, as of the date hereof and as of the Acceptance Date, that (a) such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) such party has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder, (c) the execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such party and (d) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

7.	No Proxies for or Encumbrances on Subject Shares.

(a) Except pursuant to the terms of this Agreement, during the Agreement Period, each Stockholder shall not (nor shall it permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement with respect to any Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, a “Transfer”) any Subject Shares, (iii) otherwise permit any encumbrance to be created on any Subject Shares, or (iv) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or

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indirect Transfer of any Subject Shares. For the avoidance of doubt, customary arrangements with respect to Subject Shares that are held in margin accounts as of the date hereof and that would not prevent, impair or delay any Stockholder’s ability to comply with the terms and conditions of this Agreement will not be deemed to violate the restrictions contained in the previous sentence. Each Stockholder shall not, and shall not permit any Person under such Stockholder’s control or any of its or their respective representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding. Except to the extent permitted under the terms of this Agreement, each Stockholder shall not take any other action that would restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the Transactions.

(b) Notwithstanding the foregoing, each Stockholder shall have the right to Transfer all or any portion of its Subject Shares to a Permitted Transferee of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. “Permitted Transferee” means any affiliate of a Stockholder.

(c) During the Agreement Period, each Stockholder hereby authorizes Parent and Merger Sub to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

8. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Company Common Stock, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that such Stockholder may have by virtue of, or with respect to, any Subject Shares.

9. Directors and Officers. This Agreement shall apply to each Stockholder solely in its capacity as a holder of Company Common Stock, Company Stock Options or other equity interests in the Company. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require a Stockholder to attempt to) (a) limit or restrict any actions or omissions of a director or officer of the Company, including, without limitation, (i) in the exercise of his or her fiduciary duties as a director or officer of the Company under Applicable Law, (ii) in his or her capacity as a trustee or fiduciary of any of the Company’s Plans or trusts or (iii) in the exercise of his or her role as a director or officer of the Company in carrying out the process contemplated in Section 6.3(c) of the Merger Agreement or (b) prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any of the Company’s Plans or trusts from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

10. Notices of Certain Events. Each Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Section 5. Each Stockholder shall notify Parent of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall be subject to

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the terms of this Agreement as though owned by such Stockholder on the date hereof. Parent and Merger Sub shall notify each Stockholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Parent and Merger Sub set forth in Section 6.

11. Further Assurances. Parent, Merger Sub and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations, to perform their respective obligations under this Agreement.

12. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

13. Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earliest to occur of (a) the Acceptance Date, (b) the termination of this Agreement by written notice from Parent to the Stockholders, (c) any reduction of the Per Share Amount (except as provided in Section 1.1(h) of the Merger Agreement), (d) a Change of Recommendation made in compliance with Section 6.3(c)(v) or (vi) of the Merger Agreement, (e) the termination of the Merger Agreement in accordance with its terms or (f) a willful or intentional material breach by Parent of its obligations under his Agreement (the period from the date hereof through such time being referred to as the “Agreement Period”); provided that (i) this Section 13 and the applicable definitional and interpretive provisions of Section 15 shall survive such termination and (ii) no such termination shall relieve or release any Stockholder, Parent or Merger Sub from any obligations or liabilities arising out of its breach of this Agreement prior to its termination.

14. Stockholder Obligations. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder. Each of Parent and Merger Sub, on the one hand, and each Stockholder, on the other hand, shall be entitled to enforce its rights under this Agreement against the other, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. No Stockholder may enforce this Agreement against any other Stockholder party hereto. A default by any Stockholder of its obligations pursuant to this Agreement shall not relieve any other Stockholder of any of its obligations to Parent and/or Merger Sub under this Agreement.

15. Miscellaneous.

(a) Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

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(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, dispatched by a nationally recognized overnight courier service or sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to Parent or Merger Sub, to:

TransDigm Group Incorporated

1301 East Ninth Street, Suite 3000

Cleveland, Ohio 44114

Attention: W. Nicholas Howley, Chairman and

Chief Executive Officer; Halle Fine Terrion,

General Counsel and Chief Compliance Officer

Facsimile: (216) 706-2937

with courtesy copies (which courtesy copy shall not constitute notice) to:

Baker & Hostetler LLP

1900 East 9th Street, Suite 3200

Cleveland, Ohio 44114

Attention: John M. Gherlein and John J. Harrington

Facsimile No.: (216) 696-0740

(ii)	If to Stockholder, to:

Attention:

Facsimile No.:

with courtesy copies (which courtesy copy shall not constitute notice) to:

[●]

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when dispatched, if sent by facsimile, subject to confirmation of uninterrupted transmission by a transmission report; provided that any notice dispatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next Business Day; one day after being delivered to the courier, if sent by overnight courier service.

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(c) Amendment and Waivers. Any provision of this Agreement may be amended or waived during the Agreement Period (as defined below) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. In the event Parent amends or waives the terms and conditions of any Tender and Support Agreement it has entered into with any other stockholder of the Company, the result of which would make the terms and conditions of such other Tender and Support Agreement more favorable to such stockholder than the terms and conditions hereof are to the Stockholders, then Parent will offer to amend or waive the terms and conditions of this Agreement so they are no less favorable to the Stockholders than the terms and conditions of such other Tender and Support Agreement are to such other stockholders.

(d) Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Neither Stockholder, on the one hand, nor Parent or Merger Sub, on the other hand, may assign or delegate this Agreement or any of its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written approval of Parent or the Stockholders, as applicable.

(e) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i) This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(ii) Each of the parties irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of venue of any suit, action, or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(iii) Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any action or proceeding relating to the Offer or the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 15(e) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(f) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR ANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), specific performance being in addition to any other remedy to which the parties are entitled in accordance with this Agreement. Stockholder, on the one hand, and Parent and the Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties) or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

(i) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

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(j) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (and such counterparts may be transmitted electronically), which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(k) Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof.

(l) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The meanings assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(m) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(n) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise specifically provided herein.

[Signatures begin on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

TRANSDIGM GROUP INCORPORATED

By:
Name:
Title:

MERGER SUB:

HOOK ACQUISITION SUB INC.

By:
Name:
Title:

Parent and Merger Sub Signature Page to Tender and Support Agreement

STOCKHOLDERS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Stockholder Signature Page to Tender and Support Agreement

SCHEDULE I

Stockholder Name	Shares of Company Common Stock

Schedule I